                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        HEALTHDYNE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO


                         HEALTHDYNE TECHNOLOGIES, INC.
                             1255 Kennestone Circle
                            Marietta, Georgia 30066

Dear Fellow Shareholder:


     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Healthdyne Technologies, Inc. (the "Company"). The Annual Meeting will be held on July 30, 1997, at 10:30 a.m. local time at 1850 Parkway Place, Suite 320, Marietta, Georgia 30067.



     Your vote at this year's Annual Meeting is particularly important. As you undoubtedly are aware, earlier this year Invacare Corporation commenced an unsolicited tender offer for the Company's shares at $15.00 per share. Your Board of Directors has determined that Invacare's tender offer is not in the best interests of the Company's shareholders and should be rejected. In arriving at this decision, your Board carefully considered numerous factors, including, among other things, the opinion of the Company's financial advisor, Cowen & Company, that Invacare's offer is grossly inadequate, from a financial point of view, to the Company's shareholders (other than Invacare).



     To ensure that the best interests of the Company's shareholders are served, your Board of Directors is actively pursuing its strategic plan in an effort to maximize shareholder value. We have been extremely pleased with the results of our strategic plan to date: our first quarter of 1997 yielded a 30% revenue increase to a record $35.7 million from $27.5 million in the first quarter of 1996; our new products have continued to perform especially well, with the Quantum(TM) non-invasive ventilator, introduced in late 1995, selling at an annualized rate of $25 million based on first quarter results; and we have made a number of additional new product introductions this year and are on schedule to introduce several more new products throughout 1997 and into 1998. As a result, we remain committed to actively pursuing our strategic plan as an alternative to Invacare's $15.00 offer.



     Your Board of Directors recognizes that it is bound by its fiduciary obligations to act in the best interests of all of the Company's shareholders, not just Invacare. While reaffirming its decision not to sell or merge the Company, the Board of Directors has instructed the Company's management and financial advisors to explore alternatives to Invacare's offer, including having discussions with certain parties which have expressed or may have an interest in a possible merger with or acquisition of the Company and considering other possible transactions employing leverage to deliver value to shareholders. In contrast, the Board of Directors believes that Invacare's nominees, if elected, will act in a manner consistent only with the interests of Invacare. The Board believes that the Company should continue to be managed by its present directors and officers, who will continue to execute its strategic plan, as well as exploring alternatives to create value for shareholders, and not by Invacare's nominees, none of whom, to the best of the Company's knowledge, has any experience in managing a technology-oriented healthcare company such as Healthdyne Technologies. See "Information Concerning the Invacare Offer and Related Matters -- The Position of the Board of Directors."



     At the Annual Meeting, Invacare is seeking to elect its own nominees to fill all seven of the seats on your Company's Board and has submitted several proposals to be considered by the Company's shareholders. Invacare says that its nominees, if elected, will take action to allow Invacare to purchase your Healthdyne Technologies shares at $15.00 per share in its tender offer. Invacare's other proposals also are intended to facilitate its takeover of the Company at this price.

     Your Board believes there are two compelling reasons why you should vote for your Board's nominees and against Invacare's nominees and proposals.


     First, your Board believes that the $15.00 per share Invacare is offering does not reflect the true value of your Company. Indeed, Invacare's tender offer price is below the current market price of your shares.


     Second, for reasons set forth in the enclosed Proxy Statement, even if Invacare's nominees are elected and its proposals are adopted, there can be no assurance that Invacare will purchase any Healthdyne Technologies shares in its tender offer. In other words, Invacare, through its nominees, could acquire control over your Company without purchasing and paying for any of your shares.

     ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE:

     - FOR YOUR BOARD'S SEVEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL ONE),

     - AGAINST INVACARE'S PROPOSAL TO FIX THE SIZE OF THE BOARD AT SEVEN (PROPOSAL TWO),

     - AGAINST INVACARE'S PROPOSAL CONCERNING THE COMPANY'S SHAREHOLDER RIGHTS PLAN (PROPOSAL THREE),

     - AGAINST INVACARE'S PROPOSAL TO REPEAL CERTAIN OF THE COMPANY'S BY-LAWS (PROPOSAL FOUR) AND

     - AGAINST INVACARE'S PROPOSAL TO AMEND THE COMPANY'S SPECIAL MEETING REQUIREMENTS (PROPOSAL FIVE).

     Enclosed you will find a Notice of Annual Meeting, Proxy Statement and BLUE proxy card. The Proxy Statement sets forth your Board of Directors' position with respect to Invacare, its nominees, its four proposals and its unsolicited tender offer. Please review these materials carefully.

     Your vote is most important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed BLUE proxy card as soon as possible in the postage-paid envelope provided. This will not prevent you from voting in person at the Annual Meeting or at any adjournment or postponement thereof, but will assure that your vote is counted if you are unable to attend. The BLUE proxy card furnished by the Board of Directors, if properly executed and delivered, will revoke all prior proxies, including any prior proxy furnished to Invacare.


     If you have any questions, please call M. Wayne Boylston, Chief Financial Officer of the Company, at (800) 421-8754, extension 2336, or our proxy solicitor, Morrow & Co., Inc. at (800) 662-5200. I look forward to seeing you on July 30, 1997.


     WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. WE URGE YOU NOT TO SIGN INVACARE'S GOLD PROXY CARD.

                                          Sincerely,

                                          /s/ Parker H Petit
                                          Parker H. Petit
                                          Chairman of the Board

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY 30, 1997


     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Healthdyne Technologies, Inc. (the "Company") will be held on July 30, 1997 at 10:30 a.m. local time at 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, for the following purposes:


          1. To elect seven directors to hold office until the 1998 annual meeting and until their successors have been duly elected and qualified;

          2. To consider and vote upon a proposal made by Invacare Corporation to amend the Company's By-Laws to fix the size of the Board of Directors at seven members;

          3. To consider and vote upon a proposal made by Invacare Corporation concerning the Company's Shareholder Rights Plan;

          4. To consider and vote upon a proposal made by Invacare Corporation concerning certain of the Company's By-Laws;

          5. To consider and vote upon a proposal made by Invacare Corporation to amend the Company's Special Meeting requirements; and

          6. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     Pursuant to the By-Laws of the Company, the Board of Directors has fixed June 23, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only holders of common stock of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH SHAREHOLDER, EVEN THOUGH HE OR SHE NOW PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING.

     I look forward to welcoming you at the meeting.

                                          Sincerely,

                                          /s/Leslie R. Jones

                                          Leslie R. Jones
                                          Secretary

Marietta, Georgia

June 24, 1997

                         HEALTHDYNE TECHNOLOGIES, INC.

                             1255 KENNESTONE CIRCLE
                            MARIETTA, GEORGIA 30066
                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 30, 1997

                              GENERAL INFORMATION


     This Proxy Statement and the accompanying BLUE proxy card are being furnished to shareholders of Healthdyne Technologies, Inc. (the "Company" or "Healthdyne Technologies") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 1997 Annual Meeting of Shareholders (the "Annual Meeting") to be held on July 30, 1997 at 10:30 a.m. local time at 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, and at any adjournment or postponement thereof. The purpose of the Annual Meeting is as stated in the accompanying Notice of the Annual Meeting of Shareholders (the "Notice of Meeting"). This Proxy Statement and the accompanying BLUE proxy card are first being sent or given to shareholders on or about June 24, 1997.



     At the Annual Meeting, shareholders will consider and vote upon the proposals made by Invacare Corporation ("Invacare") and opposed by the Board (collectively, the "Invacare Proposals") to replace all of the current members of the Board with Invacare's own nominees (the "Invacare Nominees"), to amend the Company's By-Laws to fix the size of the Board at seven members, to amend the Company's shareholder rights plan (the "Shareholder Rights Plan") to remove certain continuing director provisions (the "Continuing Director Provisions"), to repeal certain of the Company's By-Laws designed to protect shareholders and to amend the Company's Special Meeting requirements. The Invacare Proposals were made by Invacare in furtherance of its attempt to take over the Company by means of an unsolicited tender offer by I.H.H. Corporation ("I.H.H."), a wholly owned subsidiary of Invacare, for all outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at a net cash price of $15.00 per share. THE BOARD UNANIMOUSLY URGES SHAREHOLDERS TO VOTE FOR THE BOARD'S NOMINEES AND AGAINST INVACARE'S PROPOSALS. For information concerning the tender offer commenced by Invacare on January 27, 1997, see "Information Concerning the Invacare Offer and Related Matters."


VOTING AND REVOCATION OF PROXIES


     The Board of Directors has fixed the close of business on June 23, 1997 as the record date (the "Record Date") for the determination of the holders of the Company's Common Stock entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, there were 12,828,815 shares of Common Stock issued and outstanding.


     The holders of shares of Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Annual Meeting and at any adjournment or postponement thereof. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting and at any adjournment or postponement thereof. Shares which are present in person or by proxy but abstain from voting with respect to one or more proposals voted upon at the meeting will be included for purposes of determining a quorum at the Annual Meeting and at any adjournment or postponement thereof.

     A BLUE proxy card is enclosed for shareholder use. If the proxy card is properly executed and returned to the Company in time to be voted, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED
(I) FOR THE BOARD'S SEVEN NOMINEES TO FILL THE SEVEN DIRECTORSHIPS WITH TERMS EXPIRING AT THE ANNUAL MEETING, (II) AGAINST INVACARE'S PROPOSAL TO AMEND THE COMPANY'S BY-LAWS TO FIX THE SIZE OF THE BOARD AT SEVEN DIRECTORS (THE "BOARD RESTRICTION PROPOSAL"), (III) AGAINST INVACARE'S PROPOSAL CONCERNING THE COMPANY'S SHAREHOLDER RIGHTS PLAN (THE "RIGHTS PLAN PROPOSAL"), (IV) AGAINST INVACARE'S PROPOSAL TO REPEAL CERTAIN OF THE COMPANY'S BY-LAWS (THE "BY-LAW RESCISSION PROPOSAL"), AND (V) AGAINST INVACARE'S PROPOSAL TO AMEND THE COMPANY'S SPECIAL MEETING REQUIREMENTS (THE "SPECIAL MEETING PROPOSAL"). It is not anticipated that any matters other than those set forth in the Notice of Meeting will be brought before the Annual Meeting or at any adjournment or postponement thereof. If any other matters properly come before the Annual Meeting or at any adjournment or postponement thereof, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in accordance with their best judgment.

     The presence of a shareholder at the Annual Meeting or any adjournment or postponement thereof will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by
(1) delivering a written notice of revocation to the Secretary of the Company,
(2) submitting a duly executed proxy bearing a later date, or (3) attending the Annual Meeting or any adjournment or postponement thereof and voting in person. The BLUE proxy card furnished by the Board of Directors, if properly executed and delivered, will revoke all prior proxies, including any prior proxy furnished to Invacare.

     Regardless of the number of shares of Common Stock owned, it is important that shareholders be represented by proxy or in person at the Annual Meeting and at any adjournment or postponement thereof. Shareholders are requested to vote by completing the enclosed BLUE proxy card and returning it in the enclosed postage-paid envelope.

VOTE REQUIRED

     Directors shall be elected by a plurality of votes cast. The holders of Common Stock may not vote their shares cumulatively for the election of directors. Approval of each of Invacare's Board Restriction Proposal, Invacare's Rights Plan Proposal, Invacare's By-Law Rescission Proposal and Invacare's Special Meeting Proposal requires that the number of votes cast in favor of such proposal exceeds the number of votes cast against such proposal, assuming a quorum is present or otherwise represented. Shares which abstain from voting with respect to a particular proposal will be counted as shares represented. Shares considered present at the Annual Meeting that are not voted for a particular proposal (including broker non-votes and abstentions) will not be counted either for or against the approval of such proposal.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following tables set forth certain information as to the beneficial ownership of shares of the Company's Common Stock. Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days, as well as any securities owned by such person's spouse, children or relatives living in the same house. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

     Security Ownership of Management. The following table sets forth certain information as to the Common Stock beneficially owned as of March 31, 1997 by each of the Company's directors and nominees for director, each executive officer named in the Summary Compensation Table set forth under the caption "Executive Compensation" and all directors and executive officers as a group. Unless otherwise indicated in a footnote each person listed below possesses sole voting and investment power with respect to the shares indicated as beneficially owned by him or her.

                                                                   AMOUNT AND NATURE         PERCENT
NAME OF BENEFICIAL OWNER                                      OF BENEFICIAL OWNERSHIP(1)     OF CLASS
------------------------                                      ---------------------------    --------
Parker H. Petit(2)..........................................             866,859(3)             6.8%
Craig B. Reynolds...........................................             165,507                1.3%
J. Terry Dewberry...........................................             125,979                *
Alexander H. Lorch..........................................              13,824                *
J. Leland Strange...........................................               6,667                *
James J. Wellman, M.D.......................................               4,445                *
J. Paul Yokubinas...........................................             105,560                *
Robert M. Johnson...........................................              25,986                *
Leslie R. Jones.............................................              41,860                *
John L. Miclot..............................................              19,848                *
Vincent J. Persano..........................................              14,352                *
Robert E. Tucker............................................             115,411                *
All directors and executive officers as a group (13
  persons)..................................................           1,593,092              12.50%

---------------

 *  Less than 1%
(1) Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Includes shares that may be acquired through the exercise of stock options exercisable within sixty (60) days for the following individuals: Mr. Petit -- 258,814 shares; Mr. Reynolds -- 162,834 shares; Mr. Dewberry -- 106,333 shares; Mr.
    Lorch -- 6,667 shares; Mr. Strange -- 6,667 shares; Dr. Wellman -- 4,445 shares; Mr. Yokubinas -- 70,922 shares; Mr. Johnson -- 25,986 shares; Ms. Jones -- 41,475 shares; Mr. Miclot -- 19,667 shares; Mr. Persano -- 12,275 shares; Mr. Tucker -- 112,406 shares; all directors and executive officers as a group -- 909,720 shares.
(2) Mr. Petit's address is c/o Matria Healthcare, Inc., 1850 Parkway Place, 12th Floor, Marietta, Georgia 30067.
(3) Includes 575,510 shares owned by Mr. Petit, 32,535 shares held by Petit Investments Limited Partnership and 258,814 shares that may be acquired through the exercise of stock options exercisable within sixty (60) days.

     Security Ownership of Certain Beneficial Owners. The following table sets forth certain information with respect to all shareholders other than Mr. Petit, whose beneficial interest is set forth under the caption "Security Ownership of Management," known to the Company to beneficially own as of December 31, 1996 more than five percent (5%) of the outstanding shares of the Common Stock. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock beneficially owned by them.

                                                                                          PERCENT OF
                                                               AMOUNT AND NATURE            COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP   STOCK OUTSTANDING*
------------------------------------                        -----------------------   ------------------
Wellington Management Company(1)..........................         1,325,587                 10.5%
  75 State Street
  Boston, Massachusetts 02109
Cowen & Company(2)........................................           647,493                  5.1%
  Financial Square
  New York, New York 10005

---------------

  * Percentages are calculated based on the number of shares outstanding as of March 31, 1997.
(1) Based on information set forth in a Schedule 13G dated January 24, 1997 providing information as of December 31, 1996. Wellington Management Company ("Wellington") may be deemed to be the beneficial owner of 1,325,587 shares owned by numerous investment counseling clients. Wellington has shared voting power as to 254,349 of such shares and shared dispositive power as to all of such shares.

(2) Based on information set forth in a Schedule 13G dated February 12, 1997, and filed jointly on behalf of Cowen & Company, Cowen Incorporated and Joseph M. Cohen, providing information as of December 31, 1996. Cowen & Company in its capacity as a broker-dealer and investment advisor, has shared voting power as to 638,660 of such shares and shared dispositive power as to all of such shares. As of June 6, 1997, Cowen & Company reported that it and its affiliates own 447,900 shares.


INFORMATION CONCERNING THE INVACARE OFFER AND RELATED MATTERS

  The Invacare Offer

     Over the past three years, Invacare has approached the Company on several occasions to discuss possible business combination transactions, and on each occasion after due consideration of the Invacare overture, the Company determined not to pursue a transaction with Invacare.

     In February 1996, following receipt by the Company from certain companies, including Invacare, of indications of interest in pursuing a business combination, the Board of Directors reviewed with management the Company's strategic business plan and consulted with legal counsel concerning the Board of Directors' fiduciary duties. The Board of Directors concluded that it was not in the best interest of the Company or its shareholders to pursue a sale of the Company at that time. Management was directed to respond to further exploratory written requests by Invacare or other companies by communicating that the Board of Directors had concluded that it was not in the Company's best interest to pursue a sale of the Company and management was further instructed to keep the Board of Directors informed of any such requests. Management was also directed that any specific proposal for the acquisition of the Company should be brought to the Board of Directors' attention immediately.

     On January 2, 1997, A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare, sent a letter to Craig B. Reynolds, President and Chief Executive Officer of the Company, indicating Invacare's persistent interest in a combination with the Company and proposing to acquire the Company in a negotiated merger transaction in which shareholders of the Company would receive $12.50 in cash for each share of the Company's Common Stock (the "Invacare Preliminary Proposal"). Mr. Reynolds sent a copy of the letter to each member of the Board of Directors and, after consultation with certain directors, on January 8, 1997, Mr. Reynolds sent a letter to Mr. Mixon, stating that the Board of Directors of the Company planned to consider the Invacare Preliminary Proposal at its next regularly scheduled Board of Directors meeting. Two days later, on January 10, 1997, Invacare issued a press release disclosing the unsolicited Invacare Preliminary Proposal to acquire all of the Company's shares.

     On January 15, 1997, the Company's Board of Directors met to discuss the Invacare Preliminary Proposal and appointed Cowen & Company ("Cowen"), as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as legal advisor to the Board of Directors.

     On January 23, 1997, the Board of Directors of the Company met again to review the Company's financial performance and the Invacare Preliminary Proposal. The Board of Directors was advised by management and by Cowen as to the Company's strategic plans for new products, business expansion and potential earnings growth. Cowen reviewed the current strategic and financial environment in which the Company operates and summarized enterprise values and valuation trends related to comparable companies in the respiratory products industry. Cowen reviewed analyst estimates regarding the Company's potential earnings per share and future prospects. Cowen reviewed the Company's financial projections, including the Company's 1997 and 1998 business plans, as well as the potential financial impact of management's estimates regarding the Company's market penetration, product mix and the profitability of its various business lines. Cowen reviewed the potential valuation implications of various earnings per share projections relative to a range of industry price/earnings multiples. Cowen also compared the multiples implied by the Invacare Preliminary Proposal relative to other transactions in the respiratory products industry. In addition, Cowen reviewed a discounted cash flow analysis of the Company based on management's projections of future financial performance. In summary, Cowen concluded that the Invacare Preliminary Proposal was grossly inadequate from a financial point of view. The Board of Directors was also advised by its legal counsel as to its fiduciary duties and, among other things, the merits of electing to be governed by Georgia's Fair Price Statute. Based on this discussion and advice, the Board of Directors determined that the sale of the Company was not in the best interests of its shareholders at such time and issued a press release on January 24, 1997, rejecting the Invacare Preliminary Proposal. Later that day, the Company filed with the Commission a Current Report on Form 8-K which stated that on January 23, 1997, the Company's Board of Directors had amended the Company's By-Laws to (i) elect that the Company be governed by the Georgia Fair Price Statute and (ii) remove from the By-Laws a provision requiring the annual meeting of shareholders to be held on the fourth Tuesday in April unless a different date was set by the Board of Directors.

     On January 27, 1997, Invacare commenced an unsolicited tender offer to purchase any and all of the outstanding shares of Common Stock, including the associated Preferred Stock Purchase Rights (the "Rights") (unless the Rights are redeemed or Invacare is satisfied, in its sole discretion, that the Rights are invalid) issued pursuant to the Shareholder Rights Plan, at $13.00 per share of Common Stock and associated Right, net to the seller in cash (the "Invacare Initial Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 27, 1997 (the "Initial Invacare Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Invacare Initial Offer"). The Invacare Initial Offer proposed that the tender offer would be followed by a second-step merger in which holders of shares not validly tendered would receive $13.00 per share. The Invacare Initial Offer also disclosed that Invacare owned 600,000 shares (approximately 4.9%) of the Company's Common Stock.

     The Invacare Initial Offer was conditioned upon, among other things, (1) the tender of a number of shares of Company Common Stock which, when added to Invacare's 600,000 shares, would constitute at least 51% of the voting power of all securities of the Company entitled to vote generally in the election of directors and in a merger; (2) the Company's Rights having been redeemed by the Company's Board or Invacare being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to, or that certain provisions thereof would not be triggered by, Invacare's tender offer or the proposed merger of Invacare and the Company (the "Rights Plan Condition"); (3) Invacare being satisfied, in its sole discretion, that the restrictions on business combinations contained in Sections 14-2-1131 through 14-2-1133 (the "Georgia Business Combination Statute") of the Georgia Business Corporation Code (the "GBCC") would not apply to Invacare in connection with its tender offer or proposed merger; and (4) Invacare being satisfied, in its sole discretion, that the restrictions on business combinations contained in Sections 14-2-1110 through 14-2-1113 of the GBCC (the "Georgia Fair Price Statute") would not apply to Invacare in connection with its tender offer or proposed merger or are invalid or that the proposed merger may be consummated without any approval required under the Georgia Fair Price Statute at a price per share not in excess of the price per share to be paid in the offer (the "Georgia Fair Price Statute Condition"). The Invacare Initial Offer was not conditioned on the receipt of financing.

     The Invacare Initial Offer also stated that if the Company's Board opposed its tender offer and proposed merger, Invacare intended to nominate individuals for election as directors of the Company, would consider making other proposals at the Company's upcoming annual meeting and planned to solicit proxies from shareholders for the purpose of electing Invacare's director candidates and approving any of Invacare's proposals.

     On January 30, 1997, the Company's Board of Directors convened a meeting at which the Board of Directors, assisted by its financial and legal advisors, reviewed the Invacare Initial Offer and its terms and conditions. The Board of Directors reviewed again the Company's business strategy and strategic plan, and considered the potential for benefits both with and without a merger with Invacare. On January 30, 1997, Cowen updated its analysis to reflect the Invacare Initial Offer and, using an analytical framework similar to that presented to the Board of Directors on January 23, 1997, Cowen reviewed the Invacare Initial Offer. In addition, Cowen reviewed the reaction of the financial markets to the Invacare Initial Offer and potential implications for the Company and its shareholders. In summary, Cowen concluded that the Invacare Initial Offer was grossly inadequate from a financial point of view. After lengthy discussions and presentations from the Company's legal and financial advisors, the Board of Directors determined that the best means for providing value to its shareholders was for the Company to continue to pursue its strategic plan and not to be put up for sale at this time. The Board of Directors unanimously concluded that, given projected earnings and the new products planned for introduction in the near future, the Invacare Initial Offer was grossly inadequate and not in the best interests of the Company and its shareholders. In particular, the Board of Directors determined that the Company's current strategic plan offered the potential for greater benefits for the Company's shareholders than the Invacare Initial Offer, based on, among other things, greater opportunities for business expansion, revenue and earnings growth, and the introduction of new products and product lines into the health care market.


     On February 13, 1997, the Company issued a shareholder update (the "Shareholder Update") regarding the strategic plans developed by the Company and its Board of Directors. The Shareholder Update addressed, among other things, the Company's plans for new product introductions in the coming year, the historical performance of the Company's products and the Company's expectations for the future performance of its existing product lines. The Shareholder Update also disclosed the Company's strategic plans for positioning its product lines and increasing its market share in the medical device market.


     On February 25, 1997, Invacare issued a press release announcing the extension of the Invacare Initial Offer, which had been scheduled to expire at midnight eastern standard time on February 24, 1997, until 6:00 p.m. eastern standard time on March 24, 1997. At that time, only 2 million shares (approximately 16%) had been tendered to Invacare.

     On March 20, 1997, the Company amended its By-Laws to provide for certain procedures to govern the calling of special shareholder meetings and entered into indemnification agreements with its executive officers and directors. See "Employment Contracts, Termination of Employment, and Change in Control Agreements with Executive Officers and Directors." Subsequently on March 20, 1997, the Company received Invacare's notice to the Company announcing its intention to nominate the Invacare Nominees and to make the Invacare Proposals at the Annual Meeting.

     On March 24, 1997, Invacare issued a press release announcing another extension of the Invacare Initial Offer, this time until 6:00 p.m. eastern standard time on April 7, 1997. At that time, only 2.3 million shares (approximately 18%) had been tendered to Invacare.


     On March 31, 1997, Invacare revised the Invacare Initial Offer by announcing that it would increase the price in its tender offer for all outstanding shares of the Common Stock of the Company from $13.00 per share to $13.50 per share (together, with the Invacare Initial Offer, the "Invacare Revised Offer"). On such date, Invacare also announced another extension of the Invacare Revised Offer, this time until 6:00 p.m. eastern standard time on April 28, 1997. At that time, only 2.1 million shares (approximately 17%) were reported as tendered to Invacare.



     On April 2, 1997, the Company issued a press release announcing that the Board of Directors voted unanimously to reject the Invacare Revised Offer and to recommend that shareholders of the Company not tender any of their shares pursuant to the Invacare Revised Offer. The Board of Directors once again considered the opinion of Cowen that the Invacare Revised Offer was still grossly inadequate from a financial point of view, the nature of the markets in which the Company competes, the Company's future business and financial prospects, and the Board of Directors' familiarity with the financial condition, business opportunities and current strategies of the Company.


     On April 17, 1997, the Company issued a press release announcing that its Board of Directors had designated July 30, 1997 as the date of the Annual Meeting and June 23, 1997 as the record date for determining shareholders entitled to vote at the Annual Meeting. The Company also noted in its press release that, in setting the date for the Annual Meeting, the Board of Directors had considered it important that the shareholders of the Company have the benefit of the Company's second quarter financial results before deciding how to vote their shares in the upcoming proxy contest.


     On April 29, 1997, Invacare issued a press release announcing another extension of the Invacare Revised Offer, this time until 6:00 p.m. eastern standard time on May 27, 1997. At that time, only 2.58 million shares (approximately 20%) were reported as tendered to Invacare.

     On May 28, 1997, Invacare issued a press release announcing another extension of the Invacare Revised Offer, this time until 12:00 midnight eastern standard time on June 20, 1997. At that time, only 1.61 million shares (approximately 13%) were reported as tendered to Invacare.



     On June 4, 1997, Invacare issued a press release announcing that it had increased the price in its tender offer for all outstanding shares of the Common Stock of the Company from $13.50 per share to $15.00 per share (together, with the Invacare Revised Offer, the "Invacare Offer"). Invacare's June 4, 1997 press release stated that the increased offer represented Invacare's "best and final offer" but acknowledged that Invacare could raise its tender offer price again if "Healthdyne management is able to substantiate additional value to our satisfaction." Invacare's June 4, 1997 press release concluded that if the Invacare Nominees are not elected at the Annual Meeting, Invacare may withdraw the Invacare Offer and/or dispose of some or all of the shares of Common Stock it owns.



     On June 10, 1997, the Company's Board of Directors convened a meeting at which the Board of Directors, assisted by its financial and legal advisors, reviewed the Invacare Offer and its terms and conditions. The Board of Directors reviewed again the Company's business strategy and strategic plan, and considered the potential for benefits both with and without a merger with Invacare. On June 10, 1997, Cowen updated its analysis to reflect the Invacare Offer and, using an analytical framework similar to that presented to the Board of Directors on January 23, January 30, and April 2, 1997, Cowen reviewed the Invacare Offer. In addition, Cowen reviewed the reaction of the financial markets to the Invacare Offer and potential implications for the Company and its shareholders. Following such review, Cowen concluded that the Invacare Offer was grossly inadequate from a financial point of view. After lengthy discussions and presentations from the Company's financial and legal advisors, the Board of Directors determined that the best means for providing value to its shareholders was for the Company to continue to pursue its strategic plan.



     In reaching these conclusions, the Board of Directors took into account a variety of factors, including but not limited to the following:



          (1) The Board of Directors' familiarity with the financial condition, business opportunities and current strategies of the Company, the nature of the markets in which the Company competes and the Board of Directors' confidence in management and firm belief that the Invacare Offer does not reflect the fair value of the Company. Specifically, the Board of Directors determined that the Invacare Offer failed to reflect:



             (a) The results of the Company's strategic plan to date: the Company's first quarter of 1997 yielded a 30% revenue increase to a record $35.7 million from $27.5 million in the first quarter of 1996.



             (b) The Company's leading and innovative position in the respiratory products industry.



             (c) The number of significant new products recently introduced and planned for introduction by the Company into the medical device market.



             (d) The expected revenue and earnings growth based on such new products, such as the Quantum(TM) non-invasive ventilator which sold at an annualized rate of $25 million based on the first quarter results, and the Company's competitive position in such markets.



          (2) The Company's prospects for future growth and expansion based on its strategic plans, the strategic alliances and other initiatives which have been implemented and investments that have been made in an effort to expand the Company's product lines and devices offered to the market, and the continued development of new products as well as enhancements to existing products currently offered by the Company.



          (3) The opinion of Cowen to the effect that the $15 per share price offered pursuant to the Invacare Offer is grossly inadequate from a financial point of view to the shareholders of the Company (other than Invacare). A copy of the written opinion of Cowen which sets forth the assumptions made and matters considered is attached hereto as Appendix A.

          (4) The disruptive effect of the Invacare Offer and Invacare's proxy solicitation on the Company's employees, suppliers and customers.



          (5) The fact that the Common Stock traded as high as $15 per share on June 3, 1997, the day prior to the announcement of Invacare's revised offer and closed above Invacare's $15 offer price on each day from the date of the announcement of the Invacare Offer on June 4, 1997 until June 9, 1997.



          (6) The fact that, in the event that the Company decides to pursue a sale at some future date, the Company may now enter into a tax-free pooling transaction with other companies.



          (7) The Board of Directors' commitment to protecting the best interests of the Company's shareholders.



     On June 11, 1997, the Company issued a press release announcing that its Board of Directors had voted unanimously to recommend that its shareholders reject the Invacare Offer by not tendering their shares to Invacare.



     On June 20, 1997, the Company's Board of Directors met and reaffirmed its decision not to sell or merge the Company. In the interest of exploring all alternatives to Invacare's grossly inadequate offer, the Board instructed management to talk with certain parties which have expressed or may have an interest in a potential transaction with the Company, as well as considering other possible transactions employing leverage to deliver value to shareholders. See "-- The Position of the Board of Directors."



     On June 23, 1997, the Company issued a press release announcing the Board of Directors' decision to explore alternatives. On the same day, Mr. Petit sent a letter to Mr. Mixon, inviting Invacare to participate in the same process being afforded to other parties, including the requirement to agree not to pursue any tender offer or proxy solicitation against the Company.



     On June 23, 1997, Invacare issued a press release announcing another extension of the Invacare Offer, this time until 6:00 p.m. eastern standard time on August 1, 1997. At that time, 3.9 million shares (approximately 30%) were reported as tendered to Invacare.


  The Company's First Quarter Results

     On April 8, 1997, the Company announced in a press release its financial results for the first quarter ended March 31, 1997. The Company noted that revenues increased 30%, from $27.5 million in the first quarter of 1996 to a record $35.7 million for the first quarter of 1997. The Company also reported net earnings for the first quarter of 1997 of $2.1 million (excluding an after tax charge of $780,000 for expenses associated with Invacare's unsolicited tender offer), up from $1.8 million for the first quarter of 1996, and operating earnings of $4.0 million in the first quarter of 1997 as compared to $2.8 million for the first quarter of 1996. Revenues from the Company's non-invasive ventilator, the Quantum, were $6.2 million for the first quarter of 1997 (compared to $12 million of Quantum revenues during all of 1996), and revenue from the Company's asthma management product line grew 54% over comparable revenues for the first quarter of 1996. Selling and administrative expenses as a percentage of revenues decreased from 24% in the first quarter of 1996 to 22% in the first quarter of 1997.

  Litigation with Invacare

     On January 27, 1997, Invacare and I.H.H. (collectively, the "Plaintiffs") filed a complaint (the "Complaint") in the United States District Court for the Northern District of Georgia, Atlanta Division (the "Court"). Named as defendants in the Complaint are the Company and Craig B. Reynolds, J. Terry Dewberry, Alexander H. Lorch, J. Leland Strange, James J. Wellman and J. Paul Yokubinas, each of whom serves on the Company's Board of Directors (collectively, the "Individual Defendants"). In the Complaint, Plaintiffs allege that: (i) the Continuing Director Provision of the Company's Shareholder Rights Plan violates the GBCC and the Supremacy and Commerce Clauses of the United States Constitution; (ii) that the Company's Board of Directors and the Individual Defendants breached their fiduciary duties in refusing to redeem or amend the Company's Shareholder Rights Plan and in using the Shareholder Rights Plan, the

Georgia Fair Price Statute, and the Georgia Business Combination Statute to impede the Invacare Offer; (iii) that the Georgia Fair Price Statute violates the Supremacy, Due Process and Commerce Clauses of the United States Constitution and the Due Process Clause of the Georgia Constitution; (iv) that the aggregate effect of the Georgia Fair Price Statute, the Georgia Business Combination Statute and Section 14-2-624 of the GBCC ("Section 624") violates the Supremacy and Commerce Clauses of the United States Constitution; and (v) that the Company's Board of Directors breached its fiduciary duties in attempting to impede the Invacare Offer.

     On February 27, 1997 and March 7, 1997, the Company and the Individual Defendants filed their respective answers (the "Answers") to the Complaint. In the Answers, the Company and the Individual Defendants denied the material allegations of the Complaint and made a number of averments including: (i) the Board of Directors fully considered I.H.H.'s proposed acquisition before rejecting it; (ii) the purchase price proposed pursuant to the Invacare Offer is grossly inadequate; and (iii) the Board of Directors may in the future adopt other defensive measures. By way of defenses, the Company and the Individual Defendants alleged that Invacare and I.H.H. lacked standing to assert a claim of breach of fiduciary duty and that the Complaint fails to state a claim for which relief can be granted and, among other things, that the Court should dismiss the Complaint with prejudice and enter judgment for the Company on all issues.

     On April 7, 1997, the Plaintiffs served the Company with a motion for preliminary injunction, which sought court intervention to set the date for the Annual Meeting on June 30, 1997 or earlier. On April 21, 1997, the Company filed a brief in opposition to the Plaintiffs' motion for preliminary injunction, contending, in part, that Georgia law and the By-Laws of the Company do not require the Company to hold the Annual Meeting by June 30, 1997 and that the Plaintiffs cannot prove they will be irreparably injured if the Annual Meeting is held on July 30, 1997.

     On April 14, 1997, the Company filed its Motion to Amend to Add Counterclaim (the "Motion to Amend"). With its Motion to Amend, the Company sought leave to amend its Answer with a counterclaim (the "Counterclaim") that would challenge the Rights Plan Proposal made by Invacare as violative of Georgia law. The Company is thereby seeking a determination by the Court that the Rights Plan Proposal is not a proper matter for consideration at the Annual Meeting.

     On April 28, 1997, the Court entered a consent order on Plaintiffs' motion for preliminary injunction regarding the scheduling of the Company's Annual Meeting (the "Consent Order"). Pursuant to the Consent Order, Invacare agreed to withdraw its motion for preliminary injunction and Invacare and the Company agreed that the Annual Meeting would be held as previously scheduled by the Company's Board of Directors on July 30, 1997. The Consent Order provides that, if Invacare changes the offer price or the form of consideration of the Invacare Offer within fifteen calendar days of the date of the Annual Meeting, the Company may postpone the Annual Meeting to a date not later than fifteen days from the date of such change. The Consent Order further provides that, in the event that such a postponement requires the setting of a new record date for the Annual Meeting under applicable Georgia law, the Company may not postpone the meeting but may instead adjourn the meeting to a date not later than fifteen days from the date of the change in the Invacare Offer.

     On May 1, 1997, the Court granted the Company's Motion to Amend its Answer to add the Counterclaim and file its related motion for summary judgment with respect to the invalidity of the Rights Plan Proposal (the "Motion for Summary Judgment on the Rights Plan Proposal").


     On May 16, 1997, Invacare filed a motion for preliminary injunction seeking an order from the Court declaring the Continuing Director Provision invalid and requiring the Individual Defendants to amend the Shareholder Rights Plan to remove the Continuing Director Provision ("Invacare's Preliminary Injunction Motion"). The Court scheduled a hearing for June 16, 1997 with respect to Invacare's Preliminary Injunction Motion and the Company's Motion for Summary Judgment on the Rights Plan Proposal.


     On May 18, 1997, Invacare filed a reply to the Company's Counterclaim and filed its own counterclaim seeking declaratory and injunctive relief in connection with the Rights Plan Proposal ("Invacare's Rights Plan
Counterclaim"). Invacare's Rights Plan Counterclaim asks the Court to declare that the Rights Plan Proposal

(i) is valid under Georgia law, (ii) proposes an amendment to the By-Laws that, if approved by the Company's shareholders, is valid, binding and enforceable under Georgia law in accordance with its terms, (iii) shall be submitted to the Company's shareholders for a vote at the Annual Meeting at a time and in a manner such that, if adopted by the shareholders, will result in the elimination of the Continuing Director Provision and (iv), if adopted, requires the Board of Directors to eliminate immediately the Continuing Director Provision. Invacare's Rights Plan Counterclaim also seeks to enjoin the Company from interfering with consideration of the Rights Plan Proposal at the Annual Meeting.


     On June 16, 1997, the Company filed its second counterclaim (the "Second Counterclaim") with the Court, alleging that Invacare and its representatives have engaged in unfair competition and tortious interference with business relations under Georgia law and have violated O.C.G.A. Sections 10-1-370 through 375, the Georgia Uniform Deceptive Trade Practices Act, by disseminating false and misleading statements to the Company's customers regarding the Company and its products. These statements, which are designed to divert sales of oxygen concentrators from the Company to Invacare and to adversely affect the Company's second quarter results, are to the effect that Invacare will acquire the Company, shut down its Marietta, Georgia facility, discontinue its oxygen concentrator product line and cease providing parts and services necessary to support oxygen concentrators purchased from the Company. The Second Counterclaim also alleges that Invacare has violated federal securities laws by failing to disclose in its filings with the Commission its intentions to close the Company's Marietta, Georgia facility and to discontinue the Company's oxygen concentrator product line. The Second Counterclaim seeks compensatory and punitive damages, as well as permanent and preliminary injunctive relief.



     On June 17, 1997, the Court held the hearing originally scheduled for June 16, 1997 (the "Hearing"). At the Hearing, the Court heard oral argument on Invacare's Preliminary Injunction Motion as well as the motion for preliminary injunction filed by the plaintiffs in the Stockholder Actions, the Motion for Summary Judgment on the Rights Plan Proposal and Invacare's Rights Plan Counterclaim. The Court has not yet ruled on these motions.


  The Georgia Legislative Effort

     On March 20, 1997, after consultation with the Company, Georgia state Senator Steve Thompson introduced legislation as an amendment to an existing bill (the "GBCC Bill") in the Georgia Senate which would afford protection to publicly-held companies incorporated in Georgia and would prevent hostile bidders from circumventing specific requirements of the GBCC designed to prevent abusive takeover tactics (the "Georgia Corporation Protection Legislation"). The Company, whose headquarters are located in Senator Thompson's district, supported the Georgia Corporation Protection Legislation and Senator Thompson's efforts to pass the amended bill.

     Specifically, the Georgia Corporation Protection Legislation would have amended the GBCC to provide, among other things, that: (i) every publicly-held corporation incorporated in the State of Georgia, including the Company, would automatically have a "staggered" board of directors in which approximately one-third of the directors would stand for election each year and serve for a three-year term; (ii) certain standards for the removal of directors would be established; (iii) the board of directors would be responsible for fixing the number of directors; and (iv) the authority of the shareholders of a Georgia corporation to amend such corporation's by-laws would be clarified. The Georgia Corporation Protection Legislation would have permitted the board of directors of a publicly-held Georgia corporation to opt out of its provisions by resolution of the board of directors at any time. After March 1, 1999, shareholders of publicly-held Georgia corporations would have been able to opt out of the Georgia Corporation Protection Legislation provisions upon a two-thirds vote.

     The Georgia State Senate adopted the Georgia Corporation Protection Legislation amendment to the GBCC Bill on March 20, but on March 25, the House of Representatives voted against the GBCC Bill. After a joint conference committee was unable to resolve differences between the House and Senate versions of the GBCC Bill, the joint conference committee removed the Georgia Corporation Protection Legislation amendment from the GBCC Bill. The Georgia General Assembly then passed the GBCC Bill without the

Georgia Corporation Protection Legislation provisions and authorized the appointment of a legislative committee to study the issues raised by the Georgia Corporation Protection Legislation.

     The Company supported the legislative effort in the Georgia General Assembly in order to fulfill its fiduciary duties to oppose Invacare's grossly inadequate offer. Under current Georgia law, it is possible that the holders of a minority of the outstanding shares of the Company could elect directors in a proxy contest who would thereafter cause the Company to accept an acquisition proposal deemed grossly inadequate by the Company's current Board of Directors, a majority of whom are independent directors. The Company believed this was a flaw in the Georgia corporation law and was not in the best interest of the Company or any other Georgia corporation. While the Board of Directors remains hopeful that the Georgia General Assembly will decide in its next session to pass the Georgia Corporation Protection Legislation, the Board of Directors notes that such passage will be too late to assist it in its current efforts to protect the Company's shareholders against Invacare's grossly inadequate offer and hostile tactics, and therefore urges the Company's shareholders not to tender their shares to Invacare.

  Stockholder Litigation

     On February 12, 1997, three suits (the "Stockholder Actions") were filed in the United States District Court for the Northern District of Georgia, Atlanta Division by three individuals (the "Stockholders") who allegedly are stockholders of the Company and seek to act on behalf of the stockholders of the Company as a class. Named as defendants in the Stockholder Actions are the Company and the following directors of Healthdyne Technologies: Craig B. Reynolds, Parker H. Petit, J. Terry Dewberry, Alexander H. Lorch, J. Leland Strange, James J. Wellman, and J. Paul Yokubinas (collectively, the "Director Defendants"). In the Stockholder Actions, the Stockholders allege that: (i) the Director Defendants have wrongfully refused to take the steps necessary to maximize stockholder value, including consideration of the Invacare Offer; (ii) the Director Defendants are wrongfully using their fiduciary positions of control over the Company and certain allegedly unreasonable defensive tactics to thwart others in their attempts to acquire the Company; (iii) the Director Defendants have wrongfully relied upon various anti-takeover devices, including a Shareholder Rights Plan and the Georgia Business Combination Statute in an attempt to block the Invacare Offer; (iv) the Company and the Director Defendants have taken defensive actions in response to the Invacare Offer that are unreasonable in light of any perceived threat posed by the Invacare Offer; and (v) the Director Defendants are in violation of their fiduciary duties to the stockholders of the Company.


     The Stockholder Actions seek injunctive and/or declaratory relief: (i) to force the Company and the Director Defendants to take steps to maximize stockholder value, consistent with their fiduciary duties to shareholders; (ii) to prevent the existing anti-takeover devices and other defensive measures of the Company from impeding or delaying shareholder consideration of the Invacare Offer and other offers in violation of Georgia law and the Director Defendants' fiduciary duties; (iii) to prevent the application of certain Georgia statutes -- such as the Georgia Fair Price Statute and the Georgia Business Combination Statute -- to the Invacare Offer and other offers; and (iv) to prevent the Director Defendants from otherwise taking further actions to impede or delay shareholder consideration of the Invacare Offer or other offers. The Stockholders state that they may assert damages claims at a later date.



     The plaintiffs in the Stockholder Actions also filed a motion for preliminary injunction substantially similar to Invacare's Preliminary Injunction Motion and the Court heard argument on such motion at the Hearing.



     On June 13, 1997, the plaintiffs in the Stockholder Actions filed a motion for class certification (the "Certification Motion") and a memorandum of law in support of such motion. On the same day, the plaintiffs in the Stockholder Actions also filed their first consolidated class action complaint (the "Class Action Complaint").


     The Company and the Director Defendants have not yet filed an answer to the Stockholder Actions, but they intend to deny all material allegations made by the Stockholders and to vigorously defend against any and all claims asserted in the Stockholder Actions.

THE POSITION OF THE BOARD OF DIRECTORS


     The Board of Directors has determined unanimously that the Invacare Offer is not in the best interests of shareholders and is opposing Invacare's takeover effort, including its proxy solicitation with respect to the Invacare Nominees and the Invacare Proposals. The Board has determined that, from a financial point of view, the consideration to be paid to shareholders pursuant to the Invacare Offer is grossly inadequate and unfair. The Board's determination is based upon, among other things, the opinion of Cowen that the $15.00 cash consideration to be paid pursuant to the Invacare Offer is grossly inadequate, from a financial point of view.


     The Board of Directors opposes Invacare's tender offer and proxy solicitation for another important reason -- even if the Invacare Nominees are elected and the Invacare Proposals are adopted, there can be no assurance that Invacare will purchase any shares in the Invacare Offer. In other words, Invacare, through its hand-picked nominees, could acquire control over the Company without having purchased and paid for any Healthdyne Technologies shares in the Invacare Offer. The Board believes that the Company, if it is not purchased by Invacare, should continue to be managed by its present directors and officers, who will continue to execute its strategic plan, and not by Invacare's Nominees, none of whom, to the best of the Company's knowledge, has any experience in managing a technology-oriented healthcare company such as Healthdyne Technologies. In this regard, the Board of Directors believes that the interests of the Company and all of its shareholders, not just Invacare, will be best served by retaining the Company's current directors, who will act on behalf of the Company and its shareholders independently of the interests of Invacare. If all of the current directors of the Company are removed, the Board of Directors believes that the Invacare Nominees will act in a manner consistent only with the interests of Invacare. The Board believes that Invacare's interests are to acquire the Company at the lowest possible cost to Invacare by paying the lowest possible price to the Company's shareholders.


     To understand how Invacare could acquire control of the Company without buying and paying for shares in the Invacare Offer, shareholders need to remember that the Invacare Offer is subject to the Rights Plan Condition and the Georgia Fair Price Statute Condition. If these conditions are not satisfied, Invacare has reserved the right not to buy any shares in the Invacare Offer. The Rights Plan and the Georgia statute provide that only "continuing directors" can eliminate the Rights and render the statute inapplicable. If the Invacare Nominees are elected, the Board of Directors believes there will no longer be any "continuing directors" serving on the Company's Board of Directors. The Company believes that the "continuing directors" provisions of the Rights Plan and the Georgia statute are valid and cannot be eliminated by the shareholder proposals or other actions proposed by Invacare, although Invacare takes a contrary position in its litigation with the Company. Invacare also argues that its nominees would be "continuing directors" under the Georgia Fair Price Statute because they would be elected before Invacare becomes an "interested shareholder" under that statute. An "interested shareholder" is defined for this purpose as the beneficial owner of 10% of the outstanding Common Stock. The Company disagrees with Invacare's interpretation of the definition of "beneficial ownership" set forth in the Georgia Fair Price Statute. As the Company interprets the statute's definition of "beneficial ownership," shares tendered to Invacare, or shares as to which Invacare has been granted proxies to vote at the Annual Meeting, would be deemed to be "beneficially owned" by Invacare prior to the election of directors at the Annual Meeting. Accordingly, Invacare would be an "interested shareholder" prior to the Annual Meeting for purposes of the Georgia Statute. The definition of "beneficial ownership" under the Georgia Fair Price Statute is subject to differing interpretations, and the Company is not aware of any case in which a court has construed these provisions. The dispute concerning the interpretation of these provisions ultimately may have to be resolved by a court. If the Company's position is correct, the Rights Plan Condition and the Georgia Fair Price Statute Condition to the Invacare Offer cannot be satisfied by Invacare's proposed actions. See "Information Concerning the Invacare Offer and Related Matters -- Litigation With Invacare" above.



     In light of the Company's excellent first quarter results and future prospects, the Board of Directors believes that the Company's remaining independent would be a superior alternative to the grossly inadequate Invacare Offer. At a meeting held on June 20, 1997, the Board reaffirmed its decision not to sell or merge the Company but instructed the Company's management and financial advisors to explore alternatives to the

Invacare Offer, including having discussions with certain companies which have expressed or may have an interest in a possible merger with or acquisition of the Company and considering other possible transactions employing leverage to deliver value to shareholders. In conjunction with its decision, the Board has authorized management to include Invacare in the same process being afforded to other parties, including the requirement to agree not to pursue any tender offer or proxy solicitation against the Company. There can be no assurance that any such transaction will be proposed or consummated.


                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     The By-Laws of the Company provide that the number of directors shall be fixed from time to time by the Board of Directors and may concurrently be fixed by the shareholders. Currently, the number of directors is set at seven and the Board of Directors has nominated seven candidates for election at the Annual Meeting to serve as directors until the next annual meeting and until their successors are duly elected and qualified (the "Board Nominees"). Each Board Nominee has consented to being named in this Proxy Statement and to serve if elected. However, if any Board Nominee should become unable to stand for election, the proxies received in response to this solicitation that were voted in favor of such Board Nominee will be voted for the election of such other person as shall be designated by the Board of Directors.

     There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected or nominated as a director. There are no family relationships between any directors or nominees of the Company or executive officers of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE BOARD NOMINEES FOR ELECTION AS DIRECTORS.

NOMINEES AS DIRECTORS

     The following is a brief description of each nominee's principal occupation and business experience during the last five years, directorships of publicly-held companies presently held by each nominee and certain other information.

     CRAIG B. REYNOLDS, age 48, has served as President of the Company since January 1987 and became Chief Executive Officer and a director of the Company in March 1993. Previously, he served as President of the Healthdyne Cardiovascular Division of Healthdyne, Inc. ("Healthdyne"), the former parent of the Company, from January 1985 to December 1986 and as Vice President of Business and Technology Development of the Technologies Division of Healthdyne from January 1981 to December 1984. He joined Healthdyne in 1981.

     PARKER H. PETIT, age 57, has served as a director of the Company since January 1993. Mr. Petit was the founder of Healthdyne, and acted as its Chairman of the Board and Chief Executive Officer from 1970 until March 1996. During 1994 and 1995, Healthdyne sold Home Nutritional Services, Inc., its home infusion business, to W.R. Grace & Co. and spun off to its shareholders its interests in the Company and Healthdyne Information Enterprises, Inc., a healthcare information services company. Mr. Petit ceased acting as Chief Executive Officer of Healthdyne in March, 1996, when Healthdyne merged its sole remaining business unit, Healthdyne Maternity Management, with Tokos Medical Corporation (Delaware) and Matria Healthcare, Inc. ("Matria Healthcare"), with Matria Healthcare as the surviving corporation (the "Merger"). He is now the Chairman of the Board of Matria Healthcare. Mr. Petit is also the Chairman of the Board of Healthdyne Information Enterprises, Inc., a director of Atlantic Southeast Airlines, Inc., and a director of Intelligent Systems Corporation. He is also a director of the Georgia Research Alliance, a coalition of government and industry leaders formed to encourage development of high technology business in Georgia, and has been elected to the Georgia Technology Hall of Fame. In 1996, Mr. Petit endowed the Institute for BioEngineering and BioScience at the Georgia Institute of Technology.

     J. TERRY DEWBERRY, age 53, has served as a director of the Company since January 1996. Mr. Dewberry was Vice Chairman of Healthdyne from March 1992 until March 1996, when the Merger was completed. From September 1987 to March 1992, Mr. Dewberry served as President and Chief Operating Officer of Healthdyne. Mr. Dewberry served as Executive Vice President of Healthdyne from August 1984 until September 1987. Mr. Dewberry is also a director of Healthdyne Information Enterprises, Inc.


     ALEXANDER H. LORCH, age 74, has been a director of the Company since March 1993. Mr. Lorch is retired as Executive Vice President of Lockheed-Georgia Co., a division of Lockheed Corporation, and Vice President of Lockheed Corporation, an aerospace manufacturer, which positions he held from 1975 to February 1985. He also was President of Lockheed-Georgia International Service, a subsidiary of Lockheed Corporation, from 1980 to 1985, and Chairman of the Board of Murdock Engineering Co., a subsidiary of Lockheed Corporation, from 1981 to February 1985. Mr. Lorch was also a member of the Board of Directors of Healthdyne until March 1996 when the Merger was completed.


     J. LELAND STRANGE, age 55, has served as a director of the Company since March 1993. Mr. Strange is, and has been since December 1983, Chairman of the Board, President and Chief Executive Officer of Intelligent Systems Corporation, a diversified company with operations and investments in technology and health care related products and services. Mr. Strange also is a director of IQ Software Corporation and PaySys International, Incorporated.

     JAMES J. WELLMAN, M.D., age 53, has served as a director of the Company since July 1994. Dr. Wellman has been a physician since 1970 specializing in sleep disorders. He founded Sleep Disorders Center of Georgia, the first sleep disorders center in Georgia, in 1978, and continues as its Medical Director. Dr. Wellman is Clinical Assistant Professor of Medicine (Pulmonary Diseases) at Emory University, a position which he has held since 1976, and was previously an Instructor of Medicine at Harvard Medical School from 1975 to 1976.

     J. PAUL YOKUBINAS, age 59, has served as a director of the Company since January 1993. Mr. Yokubinas served as President and Chief Operating Officer of Healthdyne from March 1992 until March 1996, when the Merger was completed. From May 1991 until March 1992, he served as Vice President of Business Development of Healthdyne. Mr. Yokubinas was President and principal investor of C.Q.I. International, Inc., a privately held holding company, from February 1987 to January 1991 and was Executive Vice President of that company from July 1985 to January 1987. Prior to that time, he served as Executive Vice President of Healthdyne and was a director of Healthdyne from 1971 until March 1996 when the Merger was completed.

BOARD OF DIRECTORS MEETINGS

     During the year ended December 31, 1996, the Board of Directors held seven meetings and took action by unanimous written consent on one occasion. Each of the directors standing for re-election attended 100% of the total number of board meetings and meetings of committees of which the director was a member during 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has established a Compensation Committee, an Audit Committee, a Nominating Committee and a Stock Option Committee, each as described below.

     The Compensation Committee, consisting of Messrs. Petit, Strange and Yokubinas, is responsible for the recommendation and approval of salaries of executive officers. The Compensation Committee, in conjunction with the Board of Directors, held one meeting during the year ended December 31, 1996.

     The Audit Committee is composed of Messrs. Lorch, Strange and Wellman. The Audit Committee has the authority to perform the following functions: review and make recommendations annually to the Board of Directors with respect to the retention or termination of the Company's independent auditors; review audit fees and the scope and timing of audits; review with the independent auditors their report or opinion on the Company's financial statements and related notes, any changes in accounting principles and practices, any significant proposed adjustments and any unresolved disagreements with management concerning accounting or disclosure matters; review and report on the Company's internal accounting and financial controls and the extent to which recommendations to management of a material nature made by the independent auditors have been adequately considered and properly implemented; perform such additional functions as are necessary or prudent to fulfill the Committee's duties and responsibilities; and report its recommendations and findings to the full Board of Directors. The Audit Committee met one time during the year ended December 31, 1996.

     The Nominating Committee, which is composed of Messrs. Petit, Lorch and Reynolds, is responsible for nominating individuals to stand for election to the Board at the annual meetings of the Company's shareholders, and to fill any vacancies on the Board that may occur from time to time. The Nominating Committee held no meetings during the year ended December 31, 1996.

     The Stock Option Committee is composed of Messrs. Lorch, Strange and Wellman. The Stock Option Committee is responsible for approving grants of stock options under the Company's stock option plans. The Stock Option Committee met two times during the year ended December 31, 1996 and took action by unanimous consent three times.

EXECUTIVE COMPENSATION

     The following table sets forth compensation paid to the Company's chief executive officer, each of the four most highly compensated executive officers of the Company serving as of December 31, 1996, and one individual who no longer served as an executive officer as of December 31, 1996 (collectively, the "named executive officers") for their services in all capacities to the Company during the past three years:

                           SUMMARY COMPENSATION TABLE


                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                                                       SECURITIES
                                          ANNUAL COMPENSATION          UNDERLYING
              NAME AND                ----------------------------      OPTIONS          ALL OTHER
         PRINCIPAL POSITION           YEAR   SALARY($)    BONUS($)    (#)(1)(2)(3)   COMPENSATION($)(4)
         ------------------           ----   ---------    --------    ------------   ------------------
Craig B. Reynolds...................  1996    234,081          --        40,000             2,425
  President and                       1995    195,147          --       104,733             2,033
  Chief Executive Officer             1994    170,853          --        81,667             1,767
John L. Miclot......................  1996    181,492      20,000(6)     24,000            63,127(7)
  Senior Vice President --            1995     25,557(5)   20,000(6)         --             9,293(7)
  Sales and Marketing
Robert E. Tucker....................  1996    183,127          --        24,000             3,750
  Senior Vice President --            1995    139,133          --        63,691             3,283
  Operations                          1994    122,435          --        61,333             2,055
Leslie R. Jones.....................  1996    148,115          --        24,000             3,750
  Vice President, General             1995     95,089(8)       --        37,833             3,483
  Counsel and Secretary
Robert M. Johnson...................  1996    144,869          --        10,000            12,663(9)
  Senior Vice President --            1995    137,288      25,000(10)    14,944            11,628(9)
  Business Development                1994    102,885          --        23,333                --
Vincent J. Persano..................  1996    125,423      26,000(11)     5,000             3,750
  Vice President -- Sales             1995    107,250      41,399(11)    26,724             2,766
  (former executive officer)          1994    100,000      20,942(11)     9,333             2,014


---------------

 (1) Includes options to purchase common stock of Healthdyne as follows: Mr. Reynolds -- 15,000 shares in 1994; Mr. Tucker -- 12,000 shares in 1994; Mr. Johnson -- 10,000 shares in 1994; Ms. Jones -- 15,000 shares in 1995.

 (2) Includes an adjustment to options to purchase the Company's Common Stock to reflect the Company's Common Stock distribution resulting from a 4 for 3 stock split to shareholders of record on September 6, 1994.
 (3) Includes options ("Adjustment Options") to purchase the Company's Common Stock issued under the Company's Stock Option Plan II in connection with the Spin-Off (as hereinafter defined) of the Company by Healthdyne in May 1995.
 (4) All named executive officers except Mr. Miclot participated in Healthdyne's or the Company's 401(K) plan. The amounts shown in this column represent matching contributions made by the Company to the 401(K) plan on behalf of these individuals.
 (5) Mr. Miclot's 1995 compensation represents amounts earned since he commenced employment with the Company in November of 1995.
 (6) As an incentive for Mr. Miclot to enter into employment with the Company, the Company agreed to pay Mr. Miclot a bonus in the amount of $40,000, $20,000 of which was paid 30 days following commencement of employment, with the remaining $20,000 paid upon completion of Mr. Miclot's relocation to the Marietta, Georgia area.
 (7) As an incentive for Mr. Miclot to enter into employment with the Company, the Company agreed to reimburse Mr. Miclot for certain moving expenses.
 (8) Ms. Jones became a full-time employee of the Company on May 22, 1995. Ms. Jones' 1995 compensation includes compensation for services rendered to the Company while she was an employee of Healthdyne.
 (9) Includes forgiveness of a bridge loan made by the Company in connection with Mr. Johnson's relocation to the Marietta, Georgia area in the amount of $8,913 for both 1995 and 1996. See "Employment Contracts, Termination of Employment, and Change in Control Agreements with Executive Officers and Directors."
(10) Represents a bonus paid to Mr. Johnson at the time of his acceptance of employment with the Company.
(11) Represents sales commissions paid to Mr. Persano and payable quarterly pursuant to a sales incentive plan based upon the achievement by the Company of certain sales goals established by the President and Chief Executive Officer.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1993 Stock Option Plan and 1996 Stock Option Plan to the named executive officers of the Company during the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                                 --------------------------------------                   VALUE AT ASSUMED
                                 NUMBER OF      % OF TOTAL                              ANNUAL RATES OF STOCK
                                 SECURITIES      OPTIONS       EXERCISE                PRICE APPRECIATION FOR
                                 UNDERLYING     GRANTED TO     OR BASE                       OPTION TERM
                                  OPTIONS       EMPLOYEES       PRICE     EXPIRATION   -----------------------
             NAME                GRANTED(#)   IN FISCAL YEAR    ($/SH)       DATE        5%($)        10%($)
             ----                ----------   --------------   --------   ----------   ----------   ----------
Craig B. Reynolds..............    40,000         14.19%        10.06      4/17/06        253,068      641,320
John L. Miclot.................    24,000          8.51%        10.06      4/17/06        151,841      384,792
Robert E. Tucker...............    24,000          8.51%        10.06      4/17/06        151,841      384,792
Leslie R. Jones................    24,000          8.51%        10.06      4/17/06        151,841      384,792
Robert M. Johnson..............    10,000          3.55%        10.06      4/17/06         63,267      160,330
Vincent J. Persano.............     5,000          1.77%        10.06      4/17/06         31,633       80,165

     The options referred to above become exercisable in three annual installments commencing on the first anniversary date of the option grant. The options are not transferable, otherwise than by will or the laws of descent and distribution. Except as provided in each of the option agreements, the options may not be exercisable unless employment with the Company or an affiliate or subsidiary of the Company continues. Prior to their scheduled expiration, options granted under the plans will expire (i) immediately upon the employee's termination for good cause; (ii) three months after the date of termination for reason other than good cause; (iii) three months after the employee's voluntary termination; and (iv) one year after the employee's death or disability. The optionees are obligated to reimburse the Company at the time of any exercise of the options for any taxes required to be withheld by the Company under federal, state or local law as the result of the exercise of the options. See "Employment Contracts, Termination of Employment, and Change in Control Agreements with Executive Officers and Directors."

STOCK OPTION EXERCISES

     The following table sets forth information with respect to the named executive officers concerning the exercise of options for both the Company's Common Stock and Healthdyne's common stock during the last fiscal year and the value of unexercised options for the Company's Common Stock held as of the end of the fiscal year:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY -- END OPTION VALUES

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                           OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                                                             YEAR END (#)              AT FISCAL YEAR END($)
                                   SHARES ACQUIRED   VALUE REALIZED   ---------------------------   ---------------------------
NAME                               ON EXERCISE(#)        ($)(1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               ---------------   --------------   -----------   -------------   -----------   -------------
Craig B. Reynolds (2)............          --                --         140,611        96,474         112,228         2,081
                  (3)............      23,334           168,321              --            --              --            --
John L. Miclot    (2)............          --                --          11,666        47,334              --            --
                  (3)............          --                --              --            --              --            --
Robert E. Tucker  (2)............          --                --          97,739        56,301          78,399         1,526
                  (3)............      18,000           131,434              --            --              --            --
Leslie R. Jones   (2)............          --                --          33,474        32,556          19,523            --
                  (3)............      27,002           185,015              --            --              --            --
Robert M. Johnson (2)............          --                --          22,652        15,625          10,392            --
                  (3)............       6,667            50,105              --            --              --            --
Vincent J.
  Persano         (2)............      19,232            78,243           7,497        14,215           7,779            --
                  (3)............      10,000            66,387              --            --              --            --

---------------

(1) Represents the excess of the fair market value of the stock at the time of exercise above the exercise price of the options.
(2) Represents options to purchase the Company's Common Stock only. The value of unexercised in-the-money options is based on $8.88, the last sale price of the Company's Common Stock on December 31, 1996.
(3) Represents options to purchase Healthdyne's common stock only.

PENSION PLAN

     The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's nonqualified pension plan, which provides benefits based on remuneration that is covered under the plan and years of service with the Company and its affiliates.

                               PENSION PLAN TABLE

                                                             YEARS OF SERVICE
                                       -------------------------------------------------------------
REMUNERATION                             10        15         20         25         30         35
------------                           -------   -------   --------   --------   --------   --------
$ 75,000.............................  $15,300   $22,950   $ 30,600   $ 30,600   $ 30,600   $ 30,600
 100,000.............................   22,800    34,200     45,600     45,600     45,600     45,600
 125,000.............................   30,300    45,450     60,600     60,600     60,600     60,600
 150,000.............................   37,800    56,700     75,600     75,600     75,600     75,600
 175,000.............................   45,300    67,950     90,600     90,600     90,600     90,600
 200,000                                52,800    79,200    105,600    105,600    105,600    105,600

     Remuneration covered by the plan is based on the average base salary of the executive for the three years in which his or her base salary is the highest. This amount for each of the named executive officers participating in the plan as of the end of the last fiscal year was $200,027, $178,246, $148,232, $137,614, $128,347 and $110,891, respectively, for Mr. Reynolds, Mr. Miclot, Mr. Tucker, Ms. Jones, Mr. Johnson and Mr. Persano. The estimated years of service for each named executive officer as of the end of the last fiscal year was 16 years for Mr. Reynolds, one year for Mr. Miclot, 15 years for Mr. Tucker, 12 years for Ms. Jones, three years for Mr. Johnson and 11 years for Mr. Persano. Years during which the named executive officers were employed by Healthdyne are included in the years of service for such named executive officers under the plan. Benefits shown are computed as a diminishing single life annuity beginning at age 65 with annual reductions equal to the annual increases in primary social security benefits. The base salary used to calculate covered compensation is the same figure reported in the "Salary" column of the Summary Compensation Table, except with respect to Ms. Jones, whose base salary for these purposes includes compensation for services rendered to Healthdyne.

COMPENSATION OF DIRECTORS

     Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not officers receive a fee of $12,000 per annum, plus $1,000 for each Board meeting attended and $750 for each committee meeting attended, and are reimbursed for any travel expenses incurred. As set forth below, in lieu of the $12,000 directors fee, Mr. Petit receives certain other compensation for his services as Chairman of the Board of Directors.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE IN CONTROL AGREEMENTS WITH EXECUTIVE OFFICERS AND DIRECTORS

     The Company has entered into separate Noncompetition Agreements with certain executive officers, including Mr. Reynolds, Mr. Miclot, Mr. Tucker and Ms. Jones. The terms and conditions of these Noncompetition Agreements are identical for each of these individuals and provide that in the event the individual's employment is terminated or the individual terminates employment for good reason (e.g., loss or reduction of title, responsibility, pay or benefits) within three years following a change in control as defined in the Noncompetition Agreement, the individual agrees not to compete for a period of 12 months, as an owner, employee, consultant or agent of any entity which competes in any material respect with the Company ("Competitor"). The noncompetition provisions do not apply in the event (i) less than thirty percent (30%) of the Competitor's revenue in the last fiscal year was related to Competitor's product lines which compete with the Company ("Competing Products"), or (ii) the individual provides services to a Competitor which are unrelated to the Competitor's Competing Products. Pursuant to the Noncompetition Agreements, these individuals will receive certain benefits in the event their respective employment with the Company is terminated or the individual terminates his or her employment for good cause (as defined in the Noncompetition Agreements) within three years following a change in control of the Company. In such event, the individual will receive three times his or her average annual compensation (as reported on the applicable Forms W-2 from the Company) for the five years ending prior to termination, a continuation of health, life and disability benefits for three years, and use of a Company-provided vehicle for three years (including the cost of repair, maintenance and insurance).

     On March 1, 1994, Robert M. Johnson became Senior Vice
President -- Business Development of the Company. Mr. Johnson and the Company entered into a Letter of Agreement, dated January 27, 1994 and amended January 28, 1994, reflecting the terms of his employment with the Company. In an effort to expedite Mr. Johnson's relocation to Marietta, Georgia, the Company advanced a non-interest bearing bridge loan to Mr. Johnson in the amount of $50,800 on April 25, 1994. Of that amount, $15,150 was repaid on June 26, 1994 and the balance was converted into a non-interest bearing promissory note, payable in four equal annual installments on March 1 of each year commencing in 1995 and continuing through 1998. To the extent that Mr. Johnson is an active full-time employee of the Company in good standing on such dates, the payments due thereunder will be forgiven by the Company and reflected as compensation to Mr. Johnson. Mr. Johnson and the Company entered into a Noncompetition Agreement in April 1996 with substantially the same terms and conditions as the Noncompetition Agreements described above, except that the period covered by the no-compete clause is eight rather than 12 months, and the severance payment is two times his average annual compensation for the five years ending prior to termination.

     On November 1, 1995, Mr. Miclot became Senior Vice President -- Sales and Marketing of the Company. Mr. Miclot and the Company entered into a Letter of Agreement dated October 12, 1995 and executed by Mr. Miclot on October 17, 1995, reflecting the terms of his employment with the Company. The Letter of Agreement provides, among other things, for a bonus in the amount of $40,000, $20,000 of which was payable 30 days following commencement of employment and $20,000 of which was payable following completion of Mr. Miclot's relocation to the Marietta, Georgia area. The Company also agreed to reimburse Mr. Miclot for certain relocation expenses. In addition, the Company agreed to reimburse Mr. Miclot up to $25,000 in the event the confirmed sales price for his residence in Powell, Ohio was less than Mr. Miclot's purchase price for such residence. Mr. Miclot was required to repay certain relocation expenses in the event he voluntarily elected to leave the employ of the Company within the 24 months following commencement of his employment. The Letter of Agreement also provided for 12 months severance in the event the Company terminated Mr. Miclot's employment through no fault of Mr. Miclot. This special severance is not payable in the event Mr. Miclot's termination is due to specific events, including but not limited to, a change in control of the Company.

     In January 1996, the Board of Directors authorized the Company to enter into an Agreement to Purchase Promissory Note (the "Put") with Bank of America Illinois (the "Bank") with respect to a $100,000 bridge loan from the Bank to Mr. Miclot to assist in purchasing a residence in the Marietta, Georgia area. Pursuant to the Put, the Bank has an option to sell the promissory note to the Company upon the occurrence of an event of default.

     On December 11, 1996, the Board of Directors of the Company agreed to pay Mr. Petit $50,000 per year for his services as a director and as Chairman of the Board of Directors. Mr. Petit ceased drawing a salary from the Company's former parent and its former subsidiaries at the end of 1996, and each of the three companies for which he serves as Chairman of the Board agreed to increase his director's fees to reflect the duties and responsibilities he performs as Chairman of the respective Boards. See "Compensation of Directors." In addition, the Company agreed to reimburse Matria Healthcare 45% of the expenses associated with Mr. Petit's office space and associated overhead, the cost and use of the Matria Board Room for meetings and the cost of Mr. Petit's assistant and related expenses. The Company's portion of these expenses is estimated to be approximately $45,000 per year.

     On March 20, 1997, the Board of Directors authorized the Company to enter into indemnification agreements (the "Indemnity Agreements") with its directors and executive officers. The Indemnity Agreements are consistent with and are intended to implement the existing provisions of the Company's By-Laws. The Indemnity Agreements provide for indemnification of directors and executive officers to the full extent authorized or permitted by law for all expenses, judgments, fines, penalties and settlement payments incurred by the indemnitee in connection with any act taken in the indemnitee's capacity as a director or executive officer of the Company. The Indemnity Agreements also provide for (i) advancement by the Company of expenses incurred by the director or executive officer in defending certain litigation, (ii) the appointment of independent legal counsel to determine whether the director or officer is entitled to indemnity after a change in control, and (iii) the continued maintenance by the Company of the directors' and officers' liability insurance currently in effect for so long as the indemnitee may be subject to any possible, threatened or pending action, unless the cost of such insurance is more than 150% of the annualized rate of premiums paid by the Company in fiscal year 1996. Additionally, pursuant to the Indemnity Agreements, the Company retains subrogation rights to recover any payments made to the indemnitee by a third party. The Indemnity Agreements are binding on the Company and any successors thereto and shall continue in effect regardless of whether an indemnitee continues to serve as a director or executive officer of the Company.

     Employees of the Company hold options to purchase shares of the Company's Common Stock pursuant to the Stock Option Plan (the "Option Plan"), the 1996 Stock Option Plan (the "1996 Plan") and the Stock Option Plan II (the "Option Plan II") (collectively the "Plans"). In May 1995, the Company notified the holders of outstanding options granted under the Option Plan of acceleration of the exercise date of such options conditioned upon a "Change of Control Event" defined as (i) any "person" (as such term is used in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becoming a "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of the Company's then outstanding securities, or (ii) as a result of, or in combination with, any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who are directors of the Company before the Transaction ceasing to constitute a majority of the Board of Directors of the Company or any successor to the Company. On January 30, 1997, the Board of Directors of the Company amended the Option Plan to provide that the Stock Option Committee give at least ten days notice of the potential Change of Control Event and the option will become fully vested on the date of such notice.

     The 1996 Plan also provides for the acceleration of the exercise date of outstanding options granted under the 1996 Plan. In addition to the definition set forth above, a Change of Control Event is also defined in the 1996 Plan as approval by the Company's shareholders of the sale, transfer or other disposition of all or substantially all of the assets of the Company. Additionally, the option agreement provides that the Stock Option Committee give at least ten days notice of the potential Change in Control Event and the options will become fully vested upon the date of such notice. All options granted under the Option Plan II are fully vested and therefore will not be accelerated upon a Change of Control Event.

     As of January 1, 1997, employees (or former employees), including executive officers, held options under the Plans to purchase an aggregate of 1,244,282 shares of the Company's Common Stock at a weighted average exercise price of $9.19 per share (based on exercise prices ranging from $6.04 to $11.88 per share). Not included in the foregoing are options granted under the Option Plan II to purchase 683,263 shares of the Company's Common Stock which are held by officers, directors and employees (or former employees) of Healthdyne or its successor Matria Healthcare.

     The non-employee directors of the Company hold options to purchase the Company's Common Stock pursuant to the Company's Non-Employee Director Stock Option Plan (the "Director Plan"). Pursuant to the Director Plan, if an optionee's service as a member of the Board of Directors is terminated or discontinued as a result of any extraordinary proceeding which results in a change in control of the Company, his option will become immediately exercisable in full for 30 days prior to such proceeding. As of January 1, 1997, non-employee directors held options under the Director Plan to purchase an aggregate of 39,842 shares of the Company's Common Stock at a weighted average exercise price of $8.05 per share (based on exercise prices ranging from $7.13 to $11.88 per share).

     The Company's executive officers and certain other employees participate in a Retirement Benefit Award Program. In the event of a "Change in Control" of the Company, all benefits accrued to date under these Retirement Benefit Awards immediately vest and each participant may require the Company to place in trust for the participant's benefit an amount of money equal to the present value of the vested benefits under the retirement program. Benefits upon a Change in Control are calculated to include three additional years of service for executive officers who are also parties to Noncompetition Agreements with the Company.

     The Company has entered into Split-Dollar Life Insurance Agreements ("Insurance Agreements") with the executive officers and certain other employees. If an employee dies prior to termination of employment with the Company and prior to his or her Security Release Date (as defined in the Insurance Agreements), the employee's designated beneficiary will be entitled to receive as a death benefit an amount equal to two and one-half times the employee's annual base salary at the time of death. To the extent that the death benefit under the Policy exceeds such amount, the balance of the death benefit shall be payable to the Company. The Company retains a security interest in the Policy until the employee's Security Release Date or until the employee terminates his or her employment on account of a "Qualifying Termination." A Qualifying Termination occurs if (i) an employee's employment with the employer is terminated without cause or (ii) an employee terminates his or her employment with the employer for "good reason" within one year of a "Change of Control." After the employee is terminated as a result of a Qualifying Termination, however, the employee is entitled to exercise all of his or her ownership in the Policy without any limitation. Pursuant to the

Retirement Benefit Awards, as amended, the value of the Policy is then offset against the Company's obligations under the Retirement Benefit Award under certain circumstances.

     The definition of Change of Control under the Insurance Agreements is substantially the same as is set forth under the Plans discussed above except that Change of Control under the Insurance Agreements also includes changes in the effective control of the Company which occur on the date that either (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 20% or more of the total voting power of the stock of the Company or (ii) a majority of members of the Company's Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors who were directors prior to the date of the appointment or election of the first of such new directors.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Overall Objectives and Approach. In making its compensation determinations, the Company's Compensation Committee evaluates, on both an absolute and relative basis, a variety of factors, including the Company's financial results (including sales, earnings, return on equity, return on assets and balance sheet strength), market share and competitive position, the potential for future growth, the overall importance of the individual to the organization, the individual and group performance of senior management, and compensation levels at comparable companies, especially within the health care industry. In formulating its determinations, the Compensation Committee recognizes and rewards achievements on an annual basis, while emphasizing the value and importance of sustained long-term performance and recognition of developing trends within the health care industry. The Compensation Committee reviews information prepared or compiled by the Company and relies on the business experience of the individual members of the Compensation Committee.

     Cash Compensation. Officers and other employees are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity to the Company. The actual base pay level for each officer is based on a combination of experience, employment agreement provisions, performance and the particular needs of the Company for the services provided by the individual, and is reviewed annually in the first six months of each year, with the amount of any increases based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance.


     Bonuses for executive officers are determined in accordance with, and paid under, the Company's Incentive Plan. Under this Plan, which is established periodically, an incentive pool established for the benefit of management, including executive officers, is based upon a percentage of operating profit in a given year in excess of the Company's Annual Business Performance Plan. Base bonuses are then paid upon a percentage of the individual's base salary (for 1996, 35% in the case of Mr. Reynolds, 25% in the cases of Mr. Tucker, Mr. Johnson, Mr. Miclot, Ms. Jones and Mr. Persano). Excess bonuses are paid to the extent that funds remain in the incentive pool. Under this Incentive Plan, bonuses are earned only to the extent that the Company's earnings performance exceeds the Annual Business Performance Plan for the year in question.


     Stock Options. The Company grants stock options to a number of its employees, a policy followed since the Company first became a public company in 1993. Prior to that time, employees of the Company were eligible to and did receive options from Healthdyne. The grants generally have been based on guidelines that take salary level, tenure, individual performance rating, the number of options previously granted to the individual and the individual's importance to the Company into account. All stock options have been granted at exercise prices equal to the market price on the date of grant, become exercisable in three annual installments commencing on the first anniversary of the grant, and expire on the tenth anniversary. The Company believes that employee ownership of its Common Stock is an important element to its success.

     CEO Compensation. The compensation of Mr. Reynolds, including stock options, is based upon the performance of the Company and the important role Mr. Reynolds plays within the Company as its spokesman and chief executive officer. Mr. Reynolds' long and successful tenure with the Company and his success in developing the current management team were taken into account, as well as the fact that the Company achieved solid levels of performance in recent years.

                                          COMPENSATION COMMITTEE

                                          Parker H. Petit
                                          J. Leland Strange
                                          J. Paul Yokubinas

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For purposes of this section, references to Healthdyne shall include, where appropriate, Healthdyne's successor, Matria Healthcare.

     Mr. Petit, the Chairman of the Compensation Committee of the Board of Directors, was the founder, Chairman of the Board and Chief Executive Officer of Healthdyne, and Mr. Yokubinas, a member of the Compensation Committee, served as President and Chief Operating Officer of Healthdyne. Healthdyne operated the Company as a division of Healthdyne until the Company's June 1993 public offering, after which Healthdyne owned an 81% interest in the Company until Healthdyne distributed its shares of common stock of the Company to Healthdyne shareholders as a dividend (the "Spin-Off"). Healthdyne provided the Company with certain administrative and related services such as accounting, legal, tax, data processing, human resources and certain other services, pursuant to an Administrative Services Agreement dated March 31, 1993, as amended (the "Services Agreement"). The Services Agreement was amended on April 21, 1995, in anticipation of Healthdyne's Spin-Off of its interest in the Company, to reduce the nature and amount of services to be provided by Healthdyne to the Company. As a result of the Merger, Matria Healthcare is now the party to the Services Agreement with the Company. The Services Agreement was extended on a month-to-month basis effective January 1, 1997 and may be terminated upon 30 days prior written notice. Charges for services are made on a monthly basis in an amount which is estimated to equal Matria Healthcare's cost, including overhead, of providing the services. For the years ended December 31, 1994, 1995 and 1996, the Company reimbursed Healthdyne for the cost of the administrative and personnel services provided by employees of Healthdyne in the amounts of $854,000, $918,000 and $235,000, respectively. In addition, the Company paid $693,000, $637,000 and $289,000 to reimburse Healthdyne for the cost of various insurance premiums paid by Healthdyne on behalf of the Company for the years ended December 31, 1994, 1995 and 1996, respectively. The Company is under no obligation to purchase services pursuant to the Services Agreement. In any event, the amounts paid by the Company to Healthdyne for services in the past may not be representative of the amount of services required by the Company in the future.

     The Company has an arrangement (originally with Healthdyne Maternity Management and now with Matria Healthcare), under which the Company supplies the System 37 Uterine Activity Monitor and certain other products and supplies to Matria Healthcare at a price which is approximately 33% over the Company's manufacturing cost. As a result of this arrangement, without the consent of Matria Healthcare, the Company is prohibited from selling the System 37 monitor and other competing obstetrical care products to other parties. The aggregate amount paid by Matria Healthcare to the Company for equipment purchased by Matria Healthcare from the Company in 1996 was approximately $500,000. In 1996, the Company also provided certain research and development services related to the System 37 and certain other products for which Healthdyne paid the Company $228,000.

     It is the intention of the Company and Matria Healthcare that all transactions between them, or between the Company and any affiliated party, will be on an arm's length basis on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, the Company intends that any transactions between the Company and any other affiliated party, including Matria Healthcare or its affiliates, that are material to the Company must be approved by the vote of a majority of the independent and disinterested members of the Board of Directors of the Company. As previously indicated, Mr. Petit currently serves as Chairman of the Board of Matria Healthcare.

PERFORMANCE GRAPH

     The following performance graph shows a comparison of cumulative total returns for the Company, the S&P 500 Index and the S&P Healthcare Composite Index for the period beginning on June 22, 1993 (the date on which shares of the Common Stock began trading publicly) through March 31, 1997, including December 31, 1996. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 22, 1993, and that all dividends were reinvested.

        Measurement Period              Healthdyne                          S&P Healthcare
      (Fiscal Year Covered)         Technologies, Inc.    S&P 500 Index     Composite Index
June 1993                                          100                100                100
December 1993                                      100                105                105
December 1994                                      142                107                115
December 1995                                      161                146                181
December 1996                                      124                180                219
March 1997                                         197                185                229

                                  PROPOSAL TWO

                     INVACARE'S BOARD RESTRICTION PROPOSAL

     Invacare has stated that it will introduce the following By-Law amendment for consideration by the shareholders at the Annual Meeting:

          To adopt, prior to the election of directors at the Annual Meeting, a proposal to amend the By-Laws to fix the maximum number of directors of Healthdyne [Technologies] at seven (7) and provide that, without the approval of the shareholders, the Board of Directors may not thereafter amend or repeal the section of the By-Laws governing the number of directors or adopt any new By-Law provision which is inconsistent in any manner with such section.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST INVACARE'S BOARD RESTRICTION PROPOSAL FOR THE REASONS SET FORTH BELOW AND UNDER "THE POSITION OF THE BOARD OF DIRECTORS" ABOVE.

     The Board of Directors believes that the Board Restriction Proposal will only hamper the efforts of the Board of Directors to manage the Company effectively and in the best interests of the shareholders. The Board of Directors has never considered "packing" the Board of Directors of the Company or increasing the number of directors on the Board as a defensive measure to the Invacare Offer. In fact, the Board of Directors may need to increase the size of the Board for reasons unrelated to the Invacare Offer. As a result, the Board of Directors believes that the Board Restriction Proposal needlessly limits the flexibility of the Board of Directors by restricting its ability to change the size of the Board for any reason.

     The Board of Directors is already bound by its fiduciary duties to act in the best interests of the Company and all of its shareholders, not just Invacare. These fiduciary duties are broad enough to embrace any and all actions taken by the Board of Directors in response to the grossly inadequate Invacare Offer, including any defensive measures aimed at increasing the current size of the Board of Directors, without further restrictions. As a result, the Board of Directors believes the Board Restriction Proposal is an unnecessary measure and is not in the best interests of the shareholders of the Company.

                                 PROPOSAL THREE

                        INVACARE'S RIGHTS PLAN PROPOSAL

     Invacare has stated that it will introduce the following Rights Plan amendment for consideration by the shareholders at the Annual Meeting:

          To adopt, prior to the election of directors at the Annual Meeting, a proposal to amend the By-Laws to provide that the Board of Directors shall have no authority to take any action, or omit to take any action, the effect of which action or omission would be to impose, or permit to continue or be imposed, any limitation (directly or indirectly, and including any such limitation imposed by means of a requirement for concurrence or other action by any particular director or particular type of director), resulting from or becoming operative in light of, in whole or in part, a change in the composition of the Board of Directors (whether or not under specified circumstances), on the exercise by any future Board of Directors of any power or authority that it would otherwise have, including any such limitation on the ability of a Board of Directors to redeem or amend any shareholder rights plan of Healthdyne [Technologies] which limitation results from or becomes operative in light of, in whole or in part, a change in the composition of the Board of Directors (whether or not under specified circumstances). In particular, but not in limitation, such amendment will also specifically provide that the incumbent Board of Directors will be in violation of the By-Laws if such Board, including any requisite group of "continuing directors," fails to immediately take all necessary action (prior to the consideration of the election of directors at the Annual Meeting) to amend any shareholder rights plan of Healthdyne [Technologies] to remove all such limitations. Such amendment will further provide that such By-Law may not be amended nor may any new By-Law provision which is in any manner inconsistent there with be adopted, without the approval of the shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE RIGHTS PLAN PROPOSAL FOR THE REASONS SET FORTH BELOW AND UNDER "THE POSITION OF THE BOARD OF DIRECTORS" ABOVE.

     The Board of Directors believes the Rights Plan Proposal is simply an attempt by Invacare to dismantle the defensive measures established by the Board of Directors to protect the Company's shareholders and to ensure fair negotiations and a level playing field when the Company is confronted by hostile bidders like Invacare. The Board of Directors believes the Continuing Director Provision is a necessary measure designed to protect the Company and its shareholders from certain non-negotiated takeover attempts which present a risk of change of control on terms which may be less favorable to the Company's shareholders than those which could be obtained in a transaction negotiated with and approved by the Board of Directors. The Continuing Director Provision is designed to: (i) reduce the risk of inadequate offers or coercive two-tiered offers which may not offer fair value to shareholders; (ii) mitigate against market accumulators who, through open market or private purchases, may achieve a position of substantial influence or control without paying to selling or remaining shareholders a fair control premium; (iii) deter market accumulators who are simply interested in putting the Company "in play"; and (iv) ensure continuity and fairness to the shareholders in the Board decision-making process in an acquisition or takeover context.

     Specifically, the Continuing Director Provision was adopted by the Board of Directors to prevent a hostile acquirer, like Invacare, from being able to replace the Company's Board of Directors with sympathetic nominees ready and willing to accept its own grossly inadequate proposal. In light of Invacare's repeated statements in its proxy materials that the Invacare Nominees are already committed to taking all necessary steps to approving and effectuating the Invacare Offer, the Board of Directors believes the Continuing Director Provision is especially necessary to ensure that shareholders are not left vulnerable to the coercive tactics of hostile bidders such as Invacare.

     The Continuing Director Provision does not prevent a proxy contest or a tender or exchange offer for all of the shares of the Company's Common Stock at a price that is determined by a majority of the Continuing Directors to be fair and otherwise in the best interests of the shareholders, nor will it deter a serious bidder who wants to acquire the Company in a manner in which all shareholders receive what the Continuing Directors believe to be full and fair value for their shares. Furthermore, the continuation of the Continuing Director Provision does not excuse or diminish the Continuing Directors' obligations to discharge their fiduciary duties to act in the best interests of the shareholders of the Company in any consideration of the Invacare Offer.


     The Board of Directors believes that the Continuing Director Provision in the Company's By-Laws is not a rare or unusual exercise of corporate power. Instead, it is a relatively common component of the shareholder rights plans of many publicly-held corporations, including one corporation of which an Invacare Nominee serves as Chairman, President and Chief Executive Officer. The GBCC (in both the Georgia Fair Price Statute and the Georgia Business Combination Statute) and a host of other state codes specifically sanction the use of provisions like the Continuing Director Provision by a board of directors to ensure continuity and fairness to shareholders in the event that an outside party attempts a hostile takeover of the corporation. In fact, the Board of Directors notes that a survey by Associate Professor Donald G. Margotta of Northeastern University found that, of the 1,371 corporations reviewed which had shareholder rights plans, 253 companies, including six Georgia companies, have provisions similar to the Continuing Director Provision. Dr. Margotta is acting as an expert witness for the Company in its litigation with Invacare and has consented to the reference to him in this Proxy Statement.


     The Board of Directors also believes that the Rights Plan Proposal usurps the Board of Directors' authority over the management of the Shareholder Rights Plan and prevents the Board of Directors from effectively exercising their fiduciary duties to you, the shareholders, by defending shareholder interests from abusive takeover practices and grossly inadequate offers. Under GBCC
Section 624, the Board of Directors is clearly vested with the right, in its sole discretion, to set and determine the terms and conditions of any shareholder rights plan, subject to the fiduciary duties it owes to the shareholders. This fundamental authority vested in the Board of Directors is especially critical in the context of a hostile takeover because the Company's Shareholder Rights Plan empowers the Board of Directors to negotiate on even terms with hostile bidders for the Company's capital stock. The Rights Plan Proposal proposes to usurp this authority granted by the GBCC to the Board of Directors by requiring direct shareholder supervision of the management of the Company's Shareholder Rights Plan and by handcuffing the Board of Directors in its efforts to ward off coercive and unfair takeover tactics. In short, the Board of Directors believes the Rights Plan Proposal, while purporting to champion shareholder rights, in reality strips the Board of Directors of an essential defensive measure necessary to protect shareholder interests from the inadequacy of the Invacare Offer. Because the Board of Directors so strongly believes that the Rights Plan Proposal is an outright infringement on the authority of the Board of Directors and its ability to effectively perform its fiduciary obligations to the shareholders of the Company, the Board of Directors and the Company have challenged the legality of the Rights Plan Proposal in the United States District Court for the Northern District of Georgia, Atlanta Division. The Hearing on the validity of the Rights Plan Proposal was held on June 17, 1997. See "Litigation with Invacare."


                                 PROPOSAL FOUR

                     INVACARE'S BY-LAW RESCISSION PROPOSAL

     Invacare has stated that it will introduce the following proposal to rescind certain of the Company's By-Laws for consideration by the shareholders at the Annual Meeting:

          To adopt a proposal to repeal each and every provision of the By-Laws of Healthdyne [Technologies] or amendments thereto which was adopted on or after June 30, 1996 and prior to the date of adoption of such proposal, other than those provisions which were fully disclosed and properly reflected in the public filings made by Healthdyne [Technologies] with the Commission prior to March 20, 1997 and those provisions which were duly approved by the shareholders, and to propose that, without the approval of the shareholders, the Board of Directors may not thereafter amend any section of the By-Laws affected by such repeal or adopt any new by-law provision in a manner which serves to reinstate any repealed provision or any similar provision.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE BY-LAW RESCISSION PROPOSAL FOR THE REASONS SET FORTH BELOW AND UNDER "THE POSITION OF THE BOARD OF DIRECTORS" ABOVE.



     The Board of Directors believes the By-Law Rescission Proposal represents a maneuver by Invacare to remove the provisions your Board of Directors has properly put in place to ensure efficient management of the Company and to prevent hostile bidders from taking advantage of the Company's shareholders. Since the Company received the Invacare Preliminary Proposal and determined it (as well as the Invacare Initial Offer, the Invacare Revised Offer and the Invacare Offer) to be grossly inadequate after careful review of their respective terms and consultation with Cowen and the Company's legal advisors, the Board of Directors has taken steps to meet its fiduciary obligations and protect its shareholders from Invacare's coercive tactics aimed at acquiring the Company at an unfair price. These steps have included a properly adopted By-Law amendment to provide specific procedural and notice requirements for the calling of special shareholder meetings. See "Information Concerning the Invacare Offer and Related Matters." This By-Law amendment was aimed at conforming the Company's By-Laws to applicable provisions of the GBCC. Furthermore, the Board of Directors believes that this By-Law amendment is essential to maintaining a level playing field in the proxy contest initiated by Invacare and is consistent with shareholder rights and the continued efficient operation of the Company.

                                 PROPOSAL FIVE

                      INVACARE'S SPECIAL MEETING PROPOSAL

     Invacare has stated that it will introduce the following By-Law amendment for consideration by the shareholders at the Annual Meeting:

          To adopt a proposal to amend the By-Laws to (i) give the beneficial owners and/or record holders of 10% or more of the outstanding shares the right to demand a special meeting, (ii) require that any such meeting be held on the date specified in the demand notice, so long as such date is not less than forty-five (45) days after the calendar date such demand notice is delivered to Healthdyne [Technologies], (iii) set the record date for purposes of making such demand to the date the first such holder executes the demand and the record date for the meeting to be the record date specified in the demand notice, so long as such date is not less than 10 days after the date such demand notice is delivered to Healthdyne [Technologies] and so long as such record date is otherwise in compliance with Georgia law (without reference to other provisions of Healthdyne [Technologies'] By-Laws), (iv) require the Board of Directors to give notice of such meeting to the shareholders at the earliest possible time following the record date for such meeting consistent with the requirements of Georgia law, (v) provide that the only business to be conducted at such meeting be the business set forth in the demand notice delivered to Healthdyne [Technologies], (vi) provide that any such demands which on their face appear to have been validly made by record holders, or by beneficial owners providing documentation which on its face establishes their beneficial ownership (including a certificate of their record holder nominee), shall be accepted and not challenged by Healthdyne [Technologies] unless there is an affirmative reasonable basis on which such validity should be questioned, (vii) require Healthdyne [Technologies] to use its best efforts to resolve any disputes regarding special meetings as expeditiously as possible, and (viii) provide that, without the approval of the shareholders, the Board of Directors may not further amend or repeal the section of the By-Laws governing special meetings or adopt any new by-law provision which is inconsistent in any manner with such section.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SPECIAL MEETING PROPOSAL FOR THE REASONS SET FORTH BELOW AND UNDER "THE POSITION OF THE BOARD OF DIRECTORS" ABOVE.

     The Board of Directors believes that the Special Meeting Proposal poses the risk of significant expense and disruption to the Company and its shareholders. The By-Laws' current requirement that special shareholder meetings be called only upon the demand of 60% of the shareholders of the Company is not a recently adopted response to the Invacare Offer, but rather is a standing provision of the original By-Laws of the Company designed to ensure the efficient operation of the Company at minimal cost to the shareholders. The Board of Directors believes that allowing special shareholder meetings to be called upon the demand of only 10% of the shareholders of the Company creates the likelihood of multiple proxy mailings, additional expenditures and increased disturbance of the affairs of the shareholders and the Company. In short, the Board of Directors believes that the Special Meeting Proposal is an inefficient and costly way to manage the business of the Company.

     Moreover, the Board of Directors amended the Company's By-Laws relating to special shareholder meetings to ensure that acquisition proposals and tender offers for the Company's stock, such as the Invacare Offer, proceed apace and on an orderly and thoughtful basis. By amending the special shareholder meeting provisions of the By-Laws to set up a specific timetable for consideration of shareholder proposals, the Board of Directors sought to minimize the risk that the shareholders would be forced to make hasty decisions on matters of critical importance to the Company and its shareholders.


     The Board of Directors believes that the Special Meeting Proposal is designed to provide Invacare with the opportunity to call a hurried special shareholder meeting in the event it fails to succeed in gaining control of the Company's Board of Directors at the Annual Meeting. The Board of Directors believes that the Special Meeting Proposal -- which allows only 45 days to prepare proxy materials for a special meeting, file the proxy materials with the Commission, respond to the comments of the Commission with respect to the proxy materials, and mail the proxy materials to the shareholders in a manner providing timely notice of the special meeting -- simply provides inadequate time for shareholders to study the proxy materials and respond. The Board of Directors further notes that approval of the Special Meeting Proposal would constitute a departure from the Company's past practice of providing at least 30 days notice of shareholder meetings. Consequently, the Board of Directors believes that approval of the Special Meeting Proposal is simply not in the best interests of the Company's shareholders.

                                 OTHER MATTERS

SOLICITATION OF PROXIES


     The cost of solicitation of proxies for the Annual Meeting in the form enclosed herewith will be borne by the Company. In light of the pending proxy contest and although no precise estimate can be made at the present time, it is currently estimated that the aggregate amount to be spent by the Company in connection with the solicitation of proxies and related matters (excluding (i) the salaries and fees of directors, officers and employees, (ii) the normal expenses of an uncontested election and (iii) the expenses incurred in connection with the Company's response to the Invacare Offer) will be approximately $548,000, of which approximately $275,000 has been incurred to date. The Company has retained Morrow & Co., Inc. ("Morrow"), a proxy soliciting firm, to perform various proxy advisory and solicitation services for the Company for a fee of $125,000 plus reimbursement of certain expenses. It is anticipated that approximately 40 employees of Morrow and directors, officers and other regular employees of the Company may solicit proxies by letter, telephone, telecopy, telegraph or in person without additional compensation therefor. The Company will also provide certain persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so.


     The Company has retained Cowen to act as financial advisor and to assist in its review of the Invacare Offer. As compensation for its services, Cowen is entitled to compensation as follows: a retainer fee aggregating $350,000 (payable $50,000 upon the date of Cowen's engagement, $50,000 on April 1, 1997 and $250,000 on December 31, 1997); and a fee of one percent of the consideration paid or payable in connection with certain transactions involving a change of control of the Company. The retainer fee will be credited against any transaction fee. The Company has also agreed to reimburse Cowen, from time to time upon request, for its reasonable out-of-pocket expenses incurred in connection with its activities as the Company's financial advisor. Cowen will not receive any additional fee for or in connection with assisting in any solicitation of proxies.

                              INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG Peat Marwick LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1997. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate shareholder questions.

                             SHAREHOLDER PROPOSALS


     Shareholders of the Company who intend to submit proposals at the Company's 1998 Annual Meeting of Shareholders must submit such proposals to the Company no later than February 24, 1998, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board in connection with that meeting. Shareholder proposals should be submitted to Healthdyne Technologies, Inc., 1255 Kennestone Circle, Marietta, Georgia 30066, Attention:
Secretary.

        COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT; OTHER MATTERS

     Section 16(a) of the Exchange Act requires the Company's directors and officers and persons who own more than ten percent of a registered class of the Company's equity securities to file reports with the Commission regarding beneficial ownership of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all officers, directors and greater than ten percent beneficial owners complied with the
Section 16(a) filing requirements of the Exchange Act.

     As of the date of this Proxy Statement, management does not know of any other matters to be brought before the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in accordance with their best judgment.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

     The directors of the Company and the Company's nominees for director, and certain officers and employees of the Company and its subsidiaries are participants in the solicitation of proxies on behalf of the Company's Board of Directors. Certain information with respect to such participants is set forth in Appendix B hereto.

                          ANNUAL AND QUARTERLY REPORT

     A copy of the Company's Annual Report containing audited financial statements for the year ended December 31, 1996 prepared in conformity with generally accepted accounting principles is being delivered to shareholders concurrently with this Proxy Statement. A copy of Part I of the Company's Quarterly Report on Form 10-Q containing unaudited financial statements for the quarter ended March 31, 1997 is attached as Appendix C hereto.

     The Company is also required to file with the Commission an Annual Report on Form 10-K for its fiscal year ended December 31, 1996. Shareholders may obtain, free of charge, a copy of the Annual Report to Shareholders or the Annual Report on Form 10-K (excluding exhibits) by writing to:

                           Leslie R. Jones, Secretary
                         Healthdyne Technologies, Inc.
                             1255 Kennestone Circle
                            Marietta, Georgia 30066

                                          By Order of the Board of Directors

                                          /s/Leslie R. Jones

                                          Leslie R. Jones
                                          Secretary

Marietta, Georgia

June 24, 1997

                                                                      APPENDIX A


                                  [COWEN & COMPANY LETTERHEAD]



                                                                   June 10, 1997


Board of Directors
Healthdyne Technologies, Inc.
1255 Kennestone Circle
Marietta, GA 30066

Ladies and Gentlemen:


     You have requested our opinion as investment bankers as to the adequacy, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.01 per share of Healthdyne Technologies, Inc. (the "Company") other than Invacare Corporation, of the terms of the Offer to Purchase (as hereinafter defined). For purposes of this opinion, the "Offer to Purchase" means the offer described below pursuant to that certain Offer to Purchase included in the amendment to Schedule 14D-1 filed with the Securities and Exchange Commission on June 4, 1997 by I.H.H. Corp. (the "Bidder"), a wholly-owned subsidiary of Invacare Corporation (the "Schedule 14D-1").



     As more specifically set forth in the Schedule 14D-1, the Bidder has offered, subject to certain conditions set forth in the Offer to Purchase, to purchase all of the outstanding shares of Common Stock of the Company, and the associated Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of May 22, 1995 between the Company and Trust Company Bank, as Rights Agent (the "Rights Agreement"), at a purchase price of $15.00 per share (and associated Right) net to the seller in cash.


     In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

     In arriving at our opinion, Cowen has, among other things:


          (1) reviewed the Company's financial statements for the fiscal years ended December 31, 1994, 1995 and 1996 and for the fiscal quarter ended March 31, 1997, and certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of the Company;


          (2) reviewed the Schedule 14D-1;

          (3) held meetings and discussions with management and senior personnel of the Company to discuss the business, operations, historical financial results and future prospects of the Company;

          (4) reviewed financial projections furnished to us by management of the Company relating to, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of the Company we deemed relevant;

          (5) reviewed the valuation of the Company in comparison to other similar publicly traded companies;

          (6) reviewed the historical prices and trading activity of the Common Stock of the Company from June 22, 1993 through June 6, 1997 and compared those trading histories with those of other companies which we deemed relevant;


          (7) compared the transaction contemplated by the Offer to Purchase with other similar transactions, including the acquisition of control;

          (8) compared the discount rate implied by the Offer to Purchase as applied to the cash flows assumed by projections of the Company's management, to the weighted average cost of capital of other similar publicly traded companies; and

          (9) conducted such other studies, analysis, inquiries and investigations as we deemed appropriate.

     Cowen was not requested to, and did not, solicit third party indications of interest in acquiring the Company.


     On June 6, 1997, the closing price of the Common Stock of the Company in the last transaction reported by Nasdaq National Market was $15 3/4 per share.


     In rendering this opinion, we relied upon the Company's management with respect to the accuracy and completeness of the financial and other information furnished to us as described above. We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made an independent evaluation or appraisal of any of the properties or assets of the Company.


     We have acted as financial advisor to the Board of Directors of the Company in connection with the Offer to Purchase and will receive a fee for our services. We will also receive a fee for rendering this opinion. In the past, Cowen and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. Cowen served as the lead manager in the Company's June 1993 initial public offering, advised the Company in its May 1995 spin-off from Healthdyne, Inc. and advised the Company with respect to the May 1995 implementation of the Rights Agreement. In addition, in the ordinary course of its business, Cowen trades the equity securities of the Company for its own account and for the accounts of its customers, and, accordingly, it may at any time hold a long or short position in such securities. Moreover, as of June 6, 1997, Cowen and its affiliates own 447,900 shares of Common Stock of the Company.


     On the basis of our review and analysis, as described above, it is our opinion as investment bankers that, as of the date hereof, the financial terms of the Offer to Purchase are grossly inadequate, from a financial point of view, to the stockholders of the Company other than Invacare Corporation.

                                          Very truly yours,

                                          /s/ Cowen & Company

                                          Cowen & Company

                                                                      APPENDIX B

                 ADDITIONAL INFORMATION REGARDING PARTICIPANTS

ADDITIONAL INFORMATION

     Because of the nature of the proposals which are to be brought before the Annual Meeting, the rules of the Securities and Exchange Commission (the "SEC") require the Company to make available to the shareholders certain additional information with respect to "participants" (as such term is defined in Rule 14a-11(b) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in the Board of Directors' solicitation. Pursuant to the rules of the SEC, the persons named below may be deemed to be participants (each, a "Participant" and collectively, the "Participants") in the solicitation by the Board of Directors in opposition to the proposals by Invacare to be made at the Annual Meeting and in opposition to the nominees proposed by Invacare at the Annual Meeting. As such, set forth below is certain information required pursuant to the rules of the SEC with respect to Participants in such solicitation.

     The following information is with respect to Healthdyne Technologies executive officers and directors who are deemed to be Participants in the Board's solicitation.


                                                                                   NUMBER OF
NAME AND BUSINESS ADDRESS                              POSITION                 SHARES OWNED(1)
-------------------------                              --------                 ---------------
Parker H. Petit                         Chairman of the Board                       866,859(2)
  Matria Healthcare, Inc.
  1850 Parkway Place, 12th Floor
  Marietta, GA 30067
Craig B. Reynolds(3)                    President, Chief Executive Officer and      165,507
                                          Director
J. Terry Dewberry                       Director                                    125,979
  1960 Allgood Road
  Marietta, GA 30062
Alexander H. Lorch                      Director                                     13,824
  4802 Lake Fjord Pass
  Marietta, GA 30068
J. Leland Strange                       Director                                      6,667
  Intelligent Systems, Inc.
  4355 Shackleford Road
  Norcross, GA 30093
James J. Wellman, M.D.                  Director                                      4,445
  5505 Peachtree-Dunwoody
  Suite 370
  Atlanta, GA 30342
J. Paul Yokubinas                       Director                                    105,560
  111 North Lakeside Drive
  Kennesaw, GA 30144
John L. Miclot(3)                       Senior Vice President -- Sales and           19,848
                                          Marketing
Robert M. Johnson(3)                    Senior Vice President -- Business            25,986
                                          Development
Robert E. Tucker(3)                     Senior Vice President -- Operations         115,411
Leslie R. Jones(3)                      Vice President, General Counsel and          41,860
                                          Secretary

                                                                                   NUMBER OF
NAME AND BUSINESS ADDRESS                              POSITION                 SHARES OWNED(1)
-------------------------                              --------                 ---------------
M. Wayne Boylston(3)                    Vice President -- Finance, Chief             39,348
                                          Financial Officer and Treasurer
Jeffrey A. North(3)                     Corporate Controller                         47,448

---------------

(1) Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Includes shares that may be acquired through the exercise of stock options exercisable within sixty (60) days for the following individuals: Mr. Petit -- 258,814 shares; Mr. Reynolds -- 162,834 shares; Mr. Dewberry -- 106,333 shares; Mr. Lorch -- 6,667 shares; Mr. Strange -- 6,667 shares; Dr. Wellman -- 4,445 shares; Mr.
    Yokubinas -- 70,922 shares; Mr. Tucker -- 112,406 shares, Mr.
    Johnson -- 25,986 shares; Mr. Miclot -- 19,667 shares; Ms. Jones -- 41,475 shares; Mr. Boylston -- 36,420 shares; Mr. North -- 44,811 shares.
(2) Includes 575,510 shares owned by Mr. Petit, 32,535 shares held by Petit Investments Limited Partnership and 258,814 shares that may be acquired through the exercise of stock options exercisable within sixty (60) days.
(3) Business address is the Company's address.

     Set forth below is a summary of the securities of the Company purchased or sold or otherwise acquired within the past two years by each of the Participants.

INDIVIDUAL                                             SHARE ACTIVITY
----------                                             --------------
J. Terry Dewberry.............  None
Alexander H. Lorch............  None

Parker H. Petit...............  Transferred 185,000 shares common stock on 6/26/96 to an exchange fund limited partnership
                                Sold 159,926 shares in market transactions 5/7/96-5/31/96
J. Leland Strange.............  None
James J. Wellman, M.D.........  None
J. Paul Yokubinas.............  None
M. Wayne Boylston.............  None
Robert M. Johnson.............  None
Leslie R. Jones...............  Purchased 223 shares common stock through Employee Stock
                                  Purchase Plan 3/31/97
                                Purchased 162 shares common stock through Employee Stock
                                  Purchase Plan 2/13/97
John L. Miclot................  Purchased 181 shares common stock through Employee Stock
                                  Purchase Plan 3/31/97
Jeffrey North.................  Purchased 438 shares common stock through Employee Stock
                                  Purchase Plan 2/13/97
                                Purchased 403 shares common stock through Employee Stock
                                  Purchase Plan 11/8/96
                                Purchased 281 shares common stock through Employee Stock
                                  Purchase Plan 8/8/96
                                Purchased 214 shares common stock through Employee Stock
                                  Purchase Plan 5/15/96

INDIVIDUAL                                             SHARE ACTIVITY
----------                                             --------------
Craig B. Reynolds.............  Purchased 274 shares common stock through Employee Stock
                                  Purchase Plan 3/31/97
                                Purchased 341 shares common stock through Employee Stock
                                  Purchase Plan 2/13/97
                                Purchased 370 shares common stock through Employee Stock
                                  Purchase Plan 11/8/96
                                Purchased 220 shares common stock through Employee Stock
                                  Purchase Plan 8/8/95
                                Purchased 167 shares common stock through Employee Stock
                                  Purchase Plan 5/15/96
Robert E. Tucker..............  None


     Healthdyne Technologies has retained Morrow & Co., Inc. to act as information agent and proxy solicitor in connection with the Invacare offer for customary fees. Although Cowen & Company ("Cowen"), which is acting as financial advisor to Healthdyne Technologies in connection with the Invacare offer, does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated by the SEC under the Exchange Act, or that such Schedule 14A requires the disclosure of certain information concerning them, the following employees of Cowen may assist Healthdyne Technologies in such a solicitation: Robert D. Valdez (Managing Director) and Edward M. Brown (Director). Cowen will receive customary financial advisor fees, reimbursement and indemnification from Healthdyne Technologies in connection with the Invacare offer. Cowen will not receive any additional fee for or in connection with assisting in any solicitation of proxies. Cowen engages in a full range of investment banking, research, sales, trading, market-making, brokerage, asset management and correspondent clearing services for institutional and individual clients. In the ordinary course of its business, Cowen maintains customary arrangements and effects transactions in the securities of Healthdyne Technologies for the accounts of its customers. As a result of its engagement by Healthdyne Technologies, Cowen has restricted its proprietary trading in the securities of Healthdyne Technologies (although it may still execute trades for customers on an unsolicited agency basis). As of June 6, 1997, Cowen beneficially owned 447,900 shares of the common stock of the Company. The following summary provides information with respect to the common stock of the Company purchased or sold or otherwise acquired by Cowen and its affiliates for accounts they are deemed to beneficially own within the past two years:



                   MONTH                                   SHARE ACTIVITY
                   -----                                   --------------
September 1995..............................  Purchased 5,000 shares
December 1995...............................  Purchased 51,800 shares
January 1996................................  Purchased 98,000 shares
February 1996...............................  Purchased 120,500 shares
                                              Sold 5,000 shares

March 1996..................................  Purchased 24,600
April 1996..................................  Purchased 141,800
May 1996....................................  Purchased 225,800 shares
June 1996...................................  Purchased 3,300 shares
                                              Sold 29,000 shares
September 1996..............................  Purchased 7,000 shares
October 1996................................  Purchased 26,700 shares
                                              Sold 42,500 shares
November 1996...............................  Purchased 500 shares
December 1996...............................  Purchased 14,200 shares
                                              Sold 9,500 shares
January 1997................................  Purchased 2,900 shares
                                              Sold 150,000 shares

     None of the foregoing persons owns of record any securities of the Company which are not also beneficially owned by them nor do they beneficially own, directly or indirectly, any securities of any parent or subsidiary of the Company. Except for the information disclosed herein and in the Proxy Statement, none of the foregoing persons nor any associate of such person is or has been, since May 31, 1995, a party to any contract, arrangement or understanding with any person with respect to securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except for information disclosed herein and in the Proxy Statement, none of the foregoing persons nor any associate of such persons has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 1996, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involves exceeds $60,000.

                                                                      APPENDIX C



                         HEALTHDYNE TECHNOLOGIES, INC.



                       PART I OF THE COMPANY'S QUARTERLY


                              REPORT ON FORM 10-Q


                      FOR THE QUARTER ENDED MARCH 31, 1997

                 HEALTHDYNE TECHNOLOGIES, INC. AND SUBSIDIARIES


                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                                               MARCH 31,     DECEMBER 31,
                                                                 1997            1996
                                                              -----------    ------------
                                                              (UNAUDITED)
                                                                (AMOUNTS IN THOUSANDS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $  3,229           3,041
  Trade accounts and notes receivable, less allowances of
     $1,312 at March 31, 1997 and $1,193 at December 31,
     1996...................................................     38,409          36,164
  Inventories:
     Finished goods.........................................      7,836           7,862
     Work in process........................................      2,580           3,086
     Raw materials..........................................      7,937           7,645
                                                               --------        --------
          Total inventories.................................     18,353          18,593
                                                               --------        --------
  Deferred income taxes.....................................      1,660           1,523
  Prepaid expenses and other current assets.................      1,802           2,296
                                                               --------        --------
          Total current assets..............................     63,453          61,617
                                                               --------        --------
Property and equipment......................................     22,390          20,294
  Less accumulated depreciation and amortization............    (11,796)        (11,000)
                                                               --------        --------
  Net property and equipment................................     10,594           9,294
                                                               --------        --------
Excess of cost over net assets of businesses acquired, less
  accumulated amortization of $2,007 at March 31, 1997 and
  $1,815 at December 31, 1996...............................     20,719          20,911
Intangible assets, less accumulated amortization of $3,055
  at March 31, 1997 and $2,992 at December 31, 1996.........      5,978           5,410
Other assets................................................      1,479             846
                                                               --------        --------
                                                               $102,223          98,078
                                                               ========        ========

     See accompanying notes to consolidated condensed financial statements.

                 HEALTHDYNE TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                                              MARCH 31,   DECEMBER 31,
                                                                1997          1996
                                                              ---------   ------------
                                                              UNAUDITED
                                                               (AMOUNTS IN THOUSANDS,
                                                                  EXCEPT PER SHARE
                                                                      AMOUNTS)
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt....................  $  1,197        2,610
  Accounts payable, principally trade.......................    13,615       12,375
  Accrued liabilities.......................................    11,987        9,745
                                                              --------      -------
          Total current liabilities.........................    26,799       24,730
Long-term debt, excluding current installments..............    29,078       29,078
                                                              --------      -------
          Total liabilities.................................    55,877       53,808
                                                              --------      -------
Shareholders' equity:
Preferred stock, without par value. Authorized 10,000
  shares; issued none.......................................        --           --
Common stock, $.01 par value. Authorized 50,000 shares;
  issued and outstanding 12,740 and 12,628 shares at March
  31, 1997 and December 31, 1996, respectively..............       127          126
Additional paid-in capital..................................    23,551       22,755
Retained earnings...........................................    22,668       21,389
                                                              --------      -------
          Total shareholders' equity........................    46,346       44,270
                                                              --------      -------
                                                              $102,223       98,078
                                                              ========      =======

     See accompanying notes to consolidated condensed financial statements.

                 HEALTHDYNE TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS,
                                                                 EXCEPT PER SHARE
                                                                     AMOUNTS)
                                                                   (UNAUDITED)
Revenues....................................................    $35,671       27,482
Cost of revenues............................................     21,860       16,017
                                                                -------      -------
  Gross profit..............................................     13,811       11,465
Selling and administrative expenses.........................      7,969        6,675
Research and development expenses...........................      1,873        1,350
                                                                -------      -------
  Operating profit..........................................      3,969        3,440
Costs associated with an unsolicited offer to acquire the
  Company...................................................     (1,300)          --
Interest expense............................................       (592)        (577)
Interest income.............................................         81           88
Other expense, net..........................................        (26)         (15)
                                                                -------      -------
  Earnings before income taxes..............................      2,132        2,936
Income tax expense..........................................        853        1,159
                                                                -------      -------
          Net earnings......................................    $ 1,279        1,777
                                                                =======      =======
          Net earnings per common share and common share
           equivalent.......................................    $   .10          .14
                                                                =======      =======
Weighted average number of common shares and common share
  equivalents outstanding...................................     13,270       12,950
                                                                =======      =======

     See accompanying notes to consolidated condensed financial statements.

                 HEALTHDYNE TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                   THREE MONTHS
                                                                       ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS)
                                                                    (UNAUDITED)
Cash flows from operating activities:
Net earnings................................................    $1,279        1,777
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Depreciation and amortization.............................     1,051          828
  Deferred income taxes.....................................      (137)         234
(Increase) decrease in:
  Trade accounts and notes receivable.......................    (2,245)       1,983
  Inventories...............................................       240       (1,486)
  Other assets..............................................      (139)         341
Increase (decrease) in:
  Accounts payable..........................................     1,240         (943)
  Accrued liabilities.......................................     2,242          263
                                                                ------       ------
     Net cash provided by operating activities..............     3,531        2,997
Cash flows from investing activities:
  Purchase of product rights................................      (631)        (198)
  Purchases of property and equipment.......................    (2,096)        (702)
                                                                ------       ------
     Net cash used in investing activities..................    (2,727)        (900)
                                                                ------       ------
Cash flows from financing activities:
  Net borrowings under revolving credit agreement...........    $   --          500
  Principal repayments of long-term debt....................    (1,413)        (912)
  Proceeds from issuance of common stock....................       797          558
                                                                ------       ------
     Net cash provided by (used in) financing activities....      (616)         146
                                                                ------       ------
     Net increase in cash and cash equivalents..............       188        2,243
Cash and cash equivalents at beginning of period............     3,041          287
                                                                ------       ------
Cash and cash equivalents at end of period..................    $3,229        2,530
                                                                ======       ======

     See accompanying notes to consolidated condensed financial statements.

                 HEALTHDYNE TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

1. GENERAL

     The consolidated condensed financial statements as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 are unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the consolidated financial position and results of operations and cash flows for the periods presented have been included. Results for interim periods are not necessarily indicative of results that may be expected for the full fiscal year.

     These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Annual Report on Form 10-K of Healthdyne Technologies, Inc. (the "Company") for the year ended December 31, 1996.

2. EARNINGS PER SHARE OF COMMON STOCK

     Primary earnings per common share and common share equivalent are based on the weighted average number of shares outstanding and common share equivalents derived from dilutive stock options. Fully diluted earnings per share are not significantly different from primary earnings per share.

3. CREDIT AGREEMENT

     In March 1997, the Company entered into an amendment to its revolving credit and term loan agreement (the "Credit Agreement") which extended the expiration date of the term loan portion to June 1999. Balances under the Credit Agreement now will all be due at that time.

4. COSTS ASSOCIATED WITH AN UNSOLICITED OFFER TO ACQUIRE THE COMPANY

     On January 2, 1997, A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare Corporation ("Invacare"), sent a letter to Craig B. Reynolds, President and Chief Executive Officer of the Company, indicating Invacare's interest in a combination with the Company and proposing to acquire the Company in a negotiated merger transaction in which shareholders of the Company would receive $12.50 in cash for each share of the Company's Common Stock (the "Invacare Preliminary Proposal"). On January 10, 1997, Invacare issued a press release disclosing the unsolicited Invacare Preliminary Proposal and the Company issued a press release announcing that its Board would consider the Invacare Preliminary Proposal in due course.

     On January 15, 1997, the Company's Board of Directors met to discuss the Invacare Preliminary Proposal and appointed Cowen & Company ("Cowen"), as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as legal advisor to the Board of Directors. On January 23, 1997, the Board of Directors of the Company met again to review the Company's financial performance and the Invacare Preliminary Proposal. The Board of Directors determined that the sale of the Company was not in the best interests of its shareholders at such time and issued a press release on January 24, 1997, rejecting the Invacare Preliminary Proposal.

     On January 27, 1997, Invacare commenced an unsolicited tender offer to purchase all of the outstanding shares of Company Common Stock at $13.00 per share in cash (the "Invacare Initial Offer Price"), upon certain terms and subject to certain conditions (the "Invacare Initial Offer"), to be followed by a second-step merger in which holders of shares not validly tendered would receive the same per share price as in the Invacare Initial Offer. The Invacare Initial Offer also disclosed that Invacare owned 600,000 shares (approximately 4.9%) of the Company's Common Stock.

                 HEALTHDYNE TECHNOLOGIES, INC. AND SUBSIDIARIES

     On January 30, 1997, the Board of Directors reviewed the Invacare Initial Offer and unanimously concluded that it was grossly inadequate and not in the best interests of the Company and its shareholders. In particular, the Board of Directors determined that the Company's current strategic plan offered the potential for greater benefits for the Company's shareholders than the Invacare Initial Offer, based on, among other things, greater opportunities for business expansion, revenue and earnings growth, and the introduction of new products and product lines into the health care market. The Board unanimously recommended that shareholders reject the Invacare Initial Offer and not tender any of their shares.

     On February 25, 1997, the Invacare Initial Offer, which had been scheduled to expire on February 24, 1997, was extended to March 24, 1997. On March 20, 1997, the Company received Invacare's notice to the Company announcing its intention to nominate candidates for election to the Company's Board and to make certain shareholder proposals at the Annual Meeting. On March 24, 1997, Invacare again extended the Invacare Initial Offer to April 7, 1997.

     On March 31, 1997, Invacare revised the Invacare Initial Offer by announcing that it would increase the price in its tender offer from $13.00 per share to $13.50 per share (together, with the Invacare Initial Offer, the "Invacare Offer"). On such date, Invacare also announced another extension of the Invacare Initial Offer, this time until April 28, 1997.

     On April 2, 1997, the Company issued a press release announcing that the Board of Directors voted unanimously to reject the Invacare Offer as grossly inadequate and to recommend that shareholders of the Company not tender any of their shares pursuant to the Invacare Offer. On April 29, 1997, Invacare again extended the Invacare Offer until May 27, 1997.

     The Company and certain of its Directors are also defendants in a lawsuit brought by Invacare, as well as in certain class action lawsuits purportedly brought on behalf of Company shareholders. The Company incurred $1,300 in expense in the first quarter of 1997, primarily related to costs related to the Invacare Offer and defending the litigation (see Part I, Item 3 "Legal Proceedings" of the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996).

                         (HEALTHDYNE TECHNOLOGIES LOGO)

                                                                    APPENDIX D



                        HEALTHDYNE TECHNOLOGIES, INC.
                            1255 KENNESTONE CIRCLE
                           MARIETTA, GEORGIA 30066


                                    PROXY
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF SHAREHOLDERS, JULY 30, 1997


     The undersigned hereby appoints M. WAYNE BOYLSTON and JEFFREY A. NORTH, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of Healthdyne Technologies, Inc. held of record by the undersigned on June 23, 1997, at the Annual Meeting of Shareholders of Healthdyne Technologies, Inc. to be held at 1850 Parkway Place, Suite 320, Marietta, GA 30067, at 10:30 a.m. local time, on Wednesday, July 30, 1997, and any adjournment or postponement thereof.

     EVEN IF YOU HAVE SOLD YOUR SHARES, YOU CAN STILL VOTE. YOUR BOARD OF DIRECTORS ENCOURAGES YOU TO DO SO. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR FAX BOTH SIDES OF THIS PROXY CARD TO MORROW & CO, INC. AT (212) 745-8300.

     IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL MORROW & CO., INC. TOLL-FREE AT (800) 662-5200 OR COLLECT AT (212) 754-8000.

     THE BOARD OF DIRECTORS OF HEALTHDYNE TECHNOLOGIES RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND "AGAINST" PROPOSALS 2, 3, 4 AND 5.


     1.    ELECTION OF DIRECTORS

           Election of Craig B. Reynolds, Parker H. Petit, J. Terry Dewberry, Alexander H. Lorch, J. Leland Strange, James J. Wellman, M.D. and
           J. Paul Yokubinas as Directors:

           [ ]   FOR all nominees, except as marked below.
           [ ]   WITHHOLD vote from all nominees.



           (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark FOR above and print the name(s) of the persons as to whom you are withholding authority to vote in the space provided below.)

                 ___________________________________________


     The Board of Directors recommends a vote FOR all the nominees listed above.

     THE BOARD OF DIRECTORS OF HEALTHDYNE TECHNOLOGIES RECOMMENDS A VOTE AGAINST PROPOSALS 2, 3, 4 AND 5.


     2. Invacare's Proposal to Amend the Company's By-Laws to Fix the Size of the Board at Seven Directors

           [ ] FOR             [ ] AGAINST          [ ] ABSTAIN


     3.    Invacare's Proposal Concerning the Company's Shareholder Rights Plan

           [ ] FOR             [ ] AGAINST          [ ] ABSTAIN

     4.    Invacare's Proposal to Repeal Certain of the Company's By-Laws

           [ ] FOR             [ ] AGAINST          [ ] ABSTAIN

     5.    Invacare's Proposal to Amend the Company's Special Meeting
           Requirements.

           [ ] FOR             [ ] AGAINST          [ ] ABSTAIN

           IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE AS DESCRIBED IN THE PROXY STATEMENT AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

           This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND "AGAINST" PROPOSALS 2, 3, 4 AND 5.

Dated: ___________________, 1997        ________________________________________
                                        Signature


                                        ________________________________________
                                        Signature if Held Jointly

                                        ________________________________________
                                        Title

TO VOTE IN ACCORDANCE WITH              Please sign exactly as name appears on
THE BOARD OF DIRECTORS'                 Stock Certificate. If stock is held in
RECOMMENDATION, JUST SIGN               the name of two or more persons, all
AND DATE THIS PROXY. NO                 should sign. When signing as attorney,
BOXES NEED TO BE CHECKED.               executor, administrator, trustee, or
                                        guardian, please give full title as
                                        such. If a corporation, please sign in
                                        full corporate name by President or
                                        other authorized officer. If a
                                        partnership, please sign in partnership
                                        name by authorized person.







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